                                             Filed Pursuant to Rule 424(b)(5)
                                             Registration File Nos. 333-45814
                                                                    333-45814-01

THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BUT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES NOR ARE THEY SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION DATED JUNE 18, 2002

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 28, 2000)

                                       PREFERRED SECURITIES

                                 MBNA CAPITAL D
               % TRUST PREFERRED SECURITIES (TRUPS(R)), SERIES D
              LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY
          FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN BY

                                MBNA CORPORATION
                               ------------------
    The     % trust preferred securities (TRUPS(R)), Series D will be issued by
MBNA Capital D, a statutory Delaware business trust. MBNA Corporation, a Maryland corporation, will own all of the outstanding common securities of the Trust and will effectively fully and unconditionally guarantee payment of amounts due on the trust preferred securities. The Trust will use the proceeds received in connection with the sale of the trust preferred securities to
purchase     % junior subordinated debentures, Series D, due 2032 issued by MBNA
Corporation. The Trust was formed for the sole purpose of issuing the trust preferred securities and investing in the junior subordinated debentures.

    Application has been made for listing of the trust preferred securities on the New York Stock Exchange. The trading symbol of the trust preferred
securities is expected to be "    ." Trading of the trust preferred securities
is expected to begin on the New York Stock Exchange within 30 days after the trust preferred securities are first issued.
                               ------------------
     INVESTING IN OUR TRUST PREFERRED SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT.

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these trust preferred securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

    These trust preferred securities are not savings accounts or deposits. These trust preferred securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
                               ------------------

                                                                  PER TRUST
                                                              PREFERRED SECURITY       TOTAL
                                                              ------------------    -----------
Public offering price(1)....................................     $     25.00        $
Underwriting commissions to be paid by MBNA
  Corporation(2)............................................     $                  $
Proceeds (before expenses) to MBNA Capital D................     $                  $

-------------------------
(1) Plus accumulated distributions from          , 2002, if settlement occurs
    after that date.

(2) Because MBNA Capital D will use all of the proceeds from the sale of the trust preferred securities and its common securities to purchase junior subordinated debentures of MBNA Corporation, MBNA Corporation will pay all underwriting discounts and commissions.

    The trust preferred securities will be ready for delivery in book-entry form
through The Depository Trust Company on or about          , 2002.

    "TRUPS(R)" is a registered service mark of Salomon Smith Barney Inc.
                               ------------------
SALOMON SMITH BARNEY
                 MERRILL LYNCH & CO.
                                  MORGAN STANLEY
                                              PRUDENTIAL SECURITIES
                                                          UBS WARBURG
BANC OF AMERICA SECURITIES LLC
                CREDIT SUISSE FIRST BOSTON
                                 DEUTSCHE BANK SECURITIES
                                                        JPMORGAN
                                                         LEHMAN BROTHERS
          , 2002

                               TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT           Page
        ---------------------           ----
Prospectus Supplement Summary.........   S-2
Risk Factors..........................   S-5
MBNA Corporation......................   S-8
MBNA Capital D........................   S-8
Accounting Treatment..................   S-9
Capitalization........................   S-9
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividend
  Requirements........................  S-10
Regulatory and Other Matters..........  S-10
Description of the Preferred
  Securities..........................  S-11
Description of the Debentures.........  S-22
United States Federal Income Tax
  Consequences........................  S-27
ERISA Considerations..................  S-32
Underwriting..........................  S-35
Legal Matters.........................  S-36
Experts...............................  S-37
              PROSPECTUS                Page
              ----------                ----
About this Prospectus.................     4
Where You Can Find More Information...     4
The Company...........................     5
The Trusts............................     5
Use of Proceeds.......................     6
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividend
  Requirements........................     6
Regulatory Matters....................     7
Description of Debt Securities........    12
Description of Preferred Stock........    20
Description of Common Stock...........    24
Description of Securities Warrants....    25
Description of Currency Warrants......    25
Description of Stock Purchase
  Contracts and Stock Purchase
  Units...............................    27
Description of the Junior Subordinated
  Debt Securities.....................    27
Description of Trust Preferred
  Securities..........................    33
Description of the Trust Preferred
  Securities Guarantees...............    35
Relationship among Trust Preferred
  Securities, the Junior Subordinated
  Debt Securities and the
  Guarantees..........................    37
Plan of Distribution..................    38
Validity of Securities................    39
Experts...............................    40
Index of Terms for Prospectus.........    41

                           -------------------------

     You should rely only on the information provided in this prospectus supplement and the accompanying prospectus including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. We do not claim the accuracy of the information in this prospectus supplement or the accompanying prospectus as of any date other than the dates stated on their respective covers.

                         PROSPECTUS SUPPLEMENT SUMMARY

     You should read the following summary together with the more detailed information included or incorporated by reference into this prospectus supplement about us, MBNA Corporation and this offering. Unless the context requires otherwise, references to (1) the "Trust," "we," "us," "our," or similar terms are to MBNA Capital D, a statutory Delaware business trust and the issuer of the preferred securities, (2) "MBNA" are to MBNA Corporation and its
consolidated subsidiaries and (3) "preferred securities" are to the      % trust
preferred securities, Series D, to be issued by us in this offering.

MBNA CORPORATION

     MBNA is a registered bank holding company incorporated under the laws of Maryland in 1990. MBNA is the parent corporation of MBNA America Bank, National Association, a national bank organized in January 1991, as the successor to a national bank organized in 1982. See "MBNA Corporation" beginning on page S-8 of this prospectus supplement.

     MBNA's principal executive office is located at 1100 North King Street, Wilmington, Delaware 19884, and its telephone number is (800) 362-6255.

MBNA CAPITAL D

     We are MBNA Capital D, a statutory Delaware business trust. We are a trust formed by MBNA for the sole purpose of issuing the preferred securities and investing in the debentures. All of our common securities will be owned by MBNA and all of our preferred securities will initially be owned by the public.

     Our executive office is located at 1100 North King Street, Wilmington, Delaware 19884 and our telephone number is (800) 362-6255.

THE PREFERRED SECURITIES

     Each preferred security represents an undivided beneficial interest in the assets of the Trust and will entitle the holder to receive quarterly cash
distributions. We are offering           preferred securities at a price of $25
per security. Our assets will consist solely of      % junior subordinated
debentures, Series D, due           , 2032 issued by MBNA, which we refer to as
the "debentures." We will use all of the proceeds received from the sale of our preferred securities to the public and our common securities to MBNA to purchase the debentures.

The Guarantee of the Preferred Securities

     MBNA will fully and unconditionally guarantee the preferred securities through a combination of:

     - its obligations to make payments on the debentures;

     - its obligations under its guarantee of the preferred securities, which we refer to as the "guarantee;" and

     - its obligations under our amended and restated trust agreement, which we refer to as the "trust agreement," and the indenture and related supplemental indenture under which the debentures will be issued, which we refer to collectively as the "indenture."

     If MBNA does not make a required payment on the debentures, we will not have sufficient funds to make the related payment on the preferred securities. The guarantee does not cover payments on the preferred securities when we do not have sufficient funds to make the payments. MBNA's obligations under the debentures and the guarantee will rank junior to its senior debt. See "Risk Factors -- Because MBNA's obligations under the debentures and the guarantee are subordinated to its senior debt, a default on a payment of senior debt could prevent or delay distributions under the preferred securities" on page S-5 of this prospectus supplement.

     For a description of the guarantee, see "Description of the Trust Preferred Securities Guarantees" beginning on page 35 of the accompanying prospectus.

Payment of Cash Distributions

     Holders of preferred securities will receive cumulative cash distributions
at an annual rate of      % of the liquidation amount of $25 per preferred
security. Distributions will accrue from           , 2002 and will be payable
quarterly in arrears on           ,           ,           and           of each
year, beginning           , 2002.

Deferral of Interest Payments

     MBNA may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default then exists under the indenture. A deferral of interest payments cannot extend
beyond           , 2032, the stated maturity date of the debentures.

     If MBNA defers interest payments on the debentures, we will also defer distributions on the preferred securities. During this deferral period, distributions will continue to accumulate on the preferred securities at an
annual rate of      % of the liquidation amount of $25 per preferred security.
Also, the deferred distributions will themselves accumulate distributions at an
annual rate of      % compounded quarterly from the relevant payment date of
such deferred distributions (to the extent permitted by law). Once MBNA makes all deferred interest payments on the debentures, together with accrued interest, it may again defer interest payments on the debentures provided no event of default then exists under the indenture.

     During any period in which MBNA defers interest payments on the debentures, subject to certain exceptions, MBNA may not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of MBNA's capital stock;

     - make any payment of principal, interest or premium on, or repay, repurchase, or redeem any of MBNA's debentures that rank equal or junior to the debentures; or

     - make any guarantee payment regarding any guarantee by MBNA of debentures of any of its subsidiaries if such guarantee ranks equal or junior to the debentures.

     If MBNA defers interest payments on the debentures, you must accrue interest income for United States federal income tax purposes before you receive cash distributions. See "United States Federal Income Tax Consequences" beginning on page S-27 of this prospectus supplement and "Risk Factors -- We can defer distributions on the preferred securities and, as a result, you may have to include interest in your taxable income before you receive cash, and the trading price of the preferred securities may be adversely affected" on page S-6 of this prospectus supplement.

Redemption and Repayment of Preferred Securities

     We must redeem all of the outstanding preferred securities when the
debentures are repaid at maturity on           , 2032 or upon their earlier
redemption. MBNA may, on one or more occasions, redeem the debentures before
their maturity on or after           , 2007, or at any time within 90 days after
the occurrence of a tax event, investment company event or capital treatment event, each as defined in this prospectus supplement, in any case at a redemption price equal to 100% of the principal amount of the debentures being redeemed plus accrued and unpaid interest to but excluding the redemption date. MBNA may need regulatory approval to redeem the debentures.

     If MBNA redeems any debentures before their maturity, we will use the cash we receive upon the redemption to redeem, on a pro rata basis, preferred securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the debentures redeemed. However, if an event of default under our trust agreement then exists, we will redeem the preferred securities before any common securities. An event of default under the indenture relating to the debentures constitutes an event of default under our trust agreement. See "Description of the Junior Subordinated Debt
Securities -- Events of Default" beginning on page 31 of the accompanying prospectus and "Description of the Trust Preferred Securities
Guarantees -- Events of Default" beginning on page 37 of the accompanying prospectus.

Distribution of Debentures

     MBNA, as our sponsor, has the right to dissolve the Trust at any time, subject to regulatory approval. If MBNA exercises this right, we will redeem the preferred securities and the common securities by distributing the debentures on a pro rata basis. If the debentures are distributed, MBNA will use its commercially reasonable best efforts to list the debentures on the New York Stock Exchange or any other exchange on which the preferred securities are then listed.

Listing of Debentures

     Application has been made for listing of the preferred securities on the New York Stock Exchange. The trading symbol of the preferred securities is
expected to be "   ." Trading of the preferred securities is expected to begin on the New York Stock Exchange within 30 days after the preferred securities are first issued.

Voting Rights

     Holders of preferred securities generally will not have voting rights. See "Description of the Preferred Securities -- Voting Rights" on page S-17 of this prospectus supplement.

Book-Entry Securities

     The preferred securities will be represented by one or more global securities that will be deposited with The Depository Trust Company, or DTC, or its nominee. This means that you will not receive a certificate for your preferred securities but, instead, will hold your interest through DTC's book-entry system.

DISSOLVING THE TRUST

     The Trust may be dissolved in circumstances where the debentures will not be distributed to holders of preferred securities and common securities. In those situations, after satisfaction of our creditors, if any, we must pay in cash the liquidation amount of $25 for each preferred security plus accumulated distributions to but excluding the date such payment is made. We will be able to make this liquidation distribution only if the debentures are repaid or redeemed by MBNA.

USE OF PROCEEDS

     We will use the proceeds from the sale of the preferred securities to purchase the debentures issued by MBNA. MBNA intends to use the net proceeds from the sale of the debentures for general corporate purposes.

                                  RISK FACTORS

     Your investment in the preferred securities will involve certain risks. You should carefully consider the following discussion as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the preferred securities.

BECAUSE MBNA'S OBLIGATIONS UNDER THE DEBENTURES AND THE GUARANTEE ARE SUBORDINATED TO ITS SENIOR DEBT, A DEFAULT ON A PAYMENT OF SENIOR DEBT COULD PREVENT OR DELAY DISTRIBUTIONS UNDER THE PREFERRED SECURITIES.

     MBNA's obligations under the debentures are unsecured and will rank junior to MBNA's senior debt. This means that MBNA may not make any payments of principal, including redemption payments, or interest on the debentures if it defaults on a payment of its senior debt. As a result, in the event of the bankruptcy, liquidation or dissolution of MBNA, MBNA's assets will be used to repay MBNA's senior debt in full before any payments may be made on the debentures or the guarantee. MBNA's obligations under the guarantee are unsecured and will rank junior to all of MBNA's senior debt in the same manner as the debentures. Further, the debentures and the guarantee also will effectively rank junior to the debt and other liabilities of MBNA's subsidiaries, including deposit liabilities. At March 31, 2002, after giving effect to this offering and the application of the proceeds, MBNA would have had
senior debt of approximately $     billion outstanding, and MBNA's subsidiaries
would have had debt and other liabilities of approximately $     billion
outstanding. See "Capitalization" on page S-9 of this prospectus supplement.

     Neither the preferred securities, the debentures nor the guarantee limit the ability of MBNA and its subsidiaries to incur additional debt, including debt that ranks senior to the debentures and the guarantee. See "Description of the Debentures -- Subordination" beginning on page S-23 of this prospectus supplement.

MBNA IS A HOLDING COMPANY, WHICH MAY LIMIT ITS ABILITY TO MAKE PAYMENTS UNDER THE DEBENTURES AND THE GUARANTEE.

     MBNA is a holding company and conducts substantially all of its operations through its principal subsidiary bank, MBNA America Bank, National Association, and other subsidiaries. As a result, MBNA's ability to make payments on the debentures and the guarantee will depend primarily upon the receipt of dividends and other distributions from its subsidiaries. There are various regulatory restrictions on the ability of the principal subsidiary bank to pay dividends or make other payments to MBNA.

     In addition, MBNA's right to participate in any distribution of assets of any of its subsidiaries upon the subsidiary's liquidation or otherwise, and thus your ability as a holder of the preferred securities to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that MBNA is a creditor of such subsidiary with recognized claims. Consequently, as a holder of the preferred securities, you should look only to MBNA's assets for payments on the preferred securities.

IF WE ARE UNABLE TO MAKE DISTRIBUTIONS BECAUSE MBNA DEFAULTS ON ITS OBLIGATION TO MAKE PAYMENTS ON THE DEBENTURES, YOU WILL NOT BE ABLE TO RELY UPON MBNA'S GUARANTEE FOR PAYMENT OF THOSE AMOUNTS.

     Our ability to make payments on the preferred securities depends solely upon MBNA making the related payments on the debentures when due. If MBNA defaults on its obligation to make payments on the debentures, we will not have sufficient funds to make payments on the preferred securities. In those circumstances, you may not rely upon the guarantee for payment of these amounts because the guarantee covers payment only when we have sufficient funds on hand but fail to make such payment.

     Instead, you may seek legal redress against MBNA directly or seek other remedies to collect your pro rata share of payments owed or rely on the property trustee to enforce our rights under the debentures. See "Description of the Debentures" beginning on page S-22 of this prospectus supplement.

WE CAN DEFER DISTRIBUTIONS ON THE PREFERRED SECURITIES AND, AS A RESULT, YOU MAY HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH, AND THE TRADING PRICE OF THE PREFERRED SECURITIES MAY BE ADVERSELY AFFECTED.

     So long as MBNA is not in default under the debentures, MBNA may defer interest payments on the debentures for up to 20 consecutive quarterly periods, but not beyond the maturity date of the debentures. Because interest payments on the debentures fund the distributions on the preferred securities, each such deferral would result in a corresponding deferral of distributions on the preferred securities. See "Description of the Debentures -- Option to Defer Interest Payment Date" beginning on page S-24 of this prospectus supplement.

     If distributions on the preferred securities are deferred, you must accrue and recognize interest income for United States federal income tax purposes (in the form of original issue discount) in respect of your proportionate share of the accrued but unpaid interest on the debentures held by us before receiving any cash distributions relating to this interest. In addition, you will not receive this cash if you sell your preferred securities before the end of any deferral period or before the relevant record date. You should consult with your own tax advisor regarding the tax consequences of an investment in the preferred securities.

     MBNA currently does not intend to defer interest payments on the debentures. However, if MBNA does so in the future, the preferred securities may trade at a price that does not reflect fully the value of the accrued but unpaid distributions. If you sell your preferred securities during an interest deferral period, you may not receive the same return on your investment that you would have received if you continued to hold those securities. Even if MBNA does not defer interest payments on the debentures, MBNA's right to do so could mean that the market price for the preferred securities may be more volatile than that of other securities without interest deferral rights.

     For more information regarding the tax consequences of purchasing, holding and selling the preferred securities, see "United States Federal Income Tax Consequences -- Interest Income and Original Issue Discount" beginning on page S-28 of this prospectus supplement.

YOU SHOULD NOT RELY ON THE DISTRIBUTIONS FROM THE PREFERRED SECURITIES THROUGH THEIR MATURITY DATE AS THEY MAY BE REDEEMED AT ANY TIME IF CERTAIN CHANGES IN TAX, INVESTMENT COMPANY OR BANK REGULATORY LAW OCCUR.

     If certain changes in tax, investment company or bank regulatory law or interpretations occur and other conditions more fully described in this prospectus supplement are satisfied, we may redeem the preferred securities within 90 days of the event. If we redeem under those circumstances, the redemption price will be equal to $25 per security plus any accrued and unpaid distributions. See "Description of the Preferred Securities -- Optional Redemption" beginning on page S-13 of this prospectus supplement.

YOU SHOULD NOT RELY ON THE DISTRIBUTIONS FROM THE PREFERRED SECURITIES THROUGH THEIR MATURITY DATE AS THEY MAY BE REDEEMED AT THE OPTION OF MBNA.

     The preferred securities may be redeemed, in whole or in part, at any time
or from time to time, on or after                , 2007, at a redemption price
equal to $25 per preferred security plus any accrued and unpaid distributions to but excluding the redemption date. You should assume that this redemption option will be exercised if MBNA is able to finance at a lower interest rate or it is otherwise in the interest of MBNA to redeem the debentures. If the debentures are redeemed, we must redeem the preferred securities and the common securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures to be redeemed. MBNA may need regulatory approval to redeem the debentures. See "Description of the Preferred Securities -- Optional Redemption" and "Description of the Debentures -- Optional Redemption" on pages S-13 and S-24, respectively, of this prospectus supplement.

DISTRIBUTION OF DEBENTURES MAY HAVE POSSIBLE ADVERSE TAX CONSEQUENCES AND A NEGATIVE EFFECT ON TRADING PRICE.

     MBNA has the right to dissolve the Trust at any time, subject to approval by the Board of Governors of the Federal Reserve System, which we refer to as the "Federal Reserve," if required. If MBNA does dissolve the Trust, the Trust will be liquidated by distribution of the debentures to holders of the preferred securities and the common securities.

     Under current United States federal income tax laws, a distribution of debentures to you on our dissolution would not be a taxable event to you. Nevertheless, if we are classified for United States federal income tax purposes as an association taxable as a corporation at the time we are dissolved, the distribution of debentures to you would be a taxable event. In addition, if there is a change in law, a distribution of debentures to you on our dissolution could also be a taxable event. See "United States Federal Income Tax Consequences -- Distribution of Debentures or Cash Upon Liquidation of the Trust" on page S-29 of this prospectus supplement.

     MBNA has no current intention of dissolving the Trust. However, there are no restrictions on its ability to do so at any time. MBNA anticipates that it would consider exercising this right if expenses associated with maintaining the Trust were substantially greater than currently expected, such as if a tax event, investment company event or capital treatment event occurred. MBNA cannot predict the other circumstances under which this right would be exercised.

     MBNA cannot predict the market prices for the debentures that may be distributed. Accordingly, the debentures that you receive on a distribution, or the preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the preferred securities.

     Because you may receive debentures, you should carefully consider all the information regarding the debentures contained in this prospectus supplement and the accompanying prospectus before deciding to invest in the preferred securities.

YOU HAVE VOTING RIGHTS ONLY IN LIMITED CIRCUMSTANCES.

     Except for limited instances where you may vote to modify the guarantee, you will not have voting rights. Only MBNA, as the holder of the common securities, may elect or remove any of the trustees. See "The Trusts" beginning on page 5 of the accompanying prospectus and "Description of the Preferred Securities -- Voting Rights" beginning on page S-17 of this prospectus supplement.

AN ACTIVE TRADING MARKET FOR THE PREFERRED SECURITIES MAY NOT DEVELOP.

     Although application has been made for listing of the preferred securities on the New York Stock Exchange, an active trading market may not develop. In addition, the preferred securities may trade at prices below the price you pay for preferred securities in this offering.

FEDERAL BANKING AUTHORITIES MAY RESTRICT THE ABILITY OF THE TRUST TO MAKE DISTRIBUTIONS ON OR REDEEM THE PREFERRED SECURITIES.

     Federal banking authorities will have the right to examine our activities because we are a subsidiary of MBNA. Under certain circumstances, including any determination that our relationship with MBNA would result in an unsafe and unsound banking practice, these banking authorities have the authority to issue orders which could restrict our ability to make distributions on or to redeem the preferred securities.

THERE MAY BE NO TRADING MARKET FOR THE DEBENTURES IF WE DISTRIBUTE THEM TO YOU.

     MBNA will use its commercially reasonable best efforts to list the debentures, if they are distributed, on the New York Stock Exchange, or any other exchange on which the preferred securities are then listed. However, the debentures may not be approved for listing, and a trading market may not exist for the debentures.

                                MBNA CORPORATION

     MBNA Corporation is a registered bank holding company, and was incorporated under the laws of Maryland on December 6, 1990. Its largest operating subsidiary is MBNA America Bank, N.A., which we refer to as the "Bank." Through the Bank, MBNA is the largest independent credit card lender in the world and is the leading issuer of endorsed credit cards, marketed primarily to members of associations and customers of financial institutions. In addition to its credit card lending, MBNA also makes other consumer loans and offers insurance and deposit products. As of March 31, 2002, MBNA had consolidated assets of $46.5 billion, consolidated deposits of $27.2 billion and stockholders' equity of $7.8 billion.

                                 MBNA CAPITAL D

     We are a statutory business trust formed under Delaware law. We were created pursuant to a certificate of trust, which was filed with the Secretary of State of Delaware on November 4, 1996. A statutory business trust is a separate legal entity that can be formed for the purpose of holding property. For federal income tax purposes, we are a grantor trust. We exist for the exclusive purposes of:

     - issuing the preferred securities and common securities, which represent undivided beneficial interests in our assets;

     - investing the gross proceeds received from the sale of the preferred securities and common securities in an equal aggregate principal amount of the debentures; and

     - engaging in only those other activities necessary, appropriate, convenient or incidental thereto.

     The public will initially own all of our preferred securities. MBNA will own all of our common securities. When we issue the preferred securities, our trust agreement will be amended and restated to set the terms of the preferred securities. The common securities will represent an aggregate liquidation amount equal to at least 3% of our total capitalization. The preferred securities will represent the remaining approximate 97% of our total capitalization.

     We have a term of 55 years, but may dissolve earlier as provided in our trust agreement. Our business and affairs will be conducted by the trustees appointed by MBNA, as the direct or indirect holder of all of the common securities. Our trustees will be The Bank of New York, as the property trustee, The Bank of New York, as the Delaware trustee, and two administrative trustees who are employees or officers of, or affiliated with, MBNA. The Bank of New York, as property trustee, will act as trustee under the trust agreement for purposes of compliance with the Trust Indenture Act. The Bank of New York will also act as trustee under the guarantee and the indenture. The duties and obligations of our trustees are governed by the applicable trust agreement.

     The property trustee will hold title to the debentures for our benefit and that of the holders of the preferred securities and common securities. So long as we hold the debentures, the property trustee will have the power to exercise all rights, powers, and privileges of a holder of debentures under the indenture. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the debentures for the benefit of the holders of the preferred securities and common securities, which we refer to as the "property account." The property account may be held at the property trustee or any paying agent of the property trustee. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the preferred securities and common securities out of funds from the property account. The Bank of New York will hold the guarantee for the benefit of the holders of the preferred securities.

                              ACCOUNTING TREATMENT

     We will be treated as a subsidiary of MBNA for financial reporting purposes, and our accounts will be included in MBNA's consolidated financial statements.

     The preferred securities will be included in "Long-Term Debt and Bank Notes" on the consolidated balance sheets of MBNA, and shown as "Guaranteed Preferred Beneficial

Interests in Corporation's Junior Subordinated Deferrable Interest Debentures" in the footnotes to MBNA's audited consolidated financial statements as reported in MBNA's annual report, which will contain a statement that the Trust is wholly-owned by MBNA and that the sole asset of the Trust is the debentures, indicating the principal amount, interest rate and maturity date of the debentures.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of MBNA as of March 31, 2002, and as adjusted to give effect to the issuance and sale of the preferred securities and the application of the proceeds. See "Prospectus Supplement Summary -- Use of Proceeds" on page S-4 of this prospectus supplement. You should read the following table together with MBNA's consolidated financial statements and notes thereto, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                                 AS OF MARCH 31, 2002
                                                              --------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------    -----------
                                                                (DOLLARS IN THOUSANDS)
Total Long-Term Debt and Bank Notes.........................  $ 7,996,058       $   (1)
Stockholders' Equity
  Preferred Stock...........................................           86
  Common Stock..............................................        8,518
  Additional Paid-In Capital................................    2,276,584
  Retained Earnings.........................................    5,585,901
  Accumulated Other Comprehensive Income....................      (84,878)
                                                              -----------       ----
     Total Stockholders' Equity.............................    7,786,211
                                                              -----------       ----
Total Capitalization........................................  $15,782,269       $
                                                              ===========       ====

-------------------------

(1) Includes $      million aggregate principal amount of debentures issued by
    MBNA to us in connection with this offering.

                       RATIO OF EARNINGS TO FIXED CHARGES
              AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

     MBNA's consolidated ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividend requirements are as follows:

                                       FOR THE THREE
                                        MONTHS ENDED
                                         MARCH 31,         FOR THE YEAR ENDED DECEMBER 31,
                                       --------------    ------------------------------------
                                       2002     2001     2001    2000    1999    1998    1997
                                       -----    -----    ----    ----    ----    ----    ----
EARNINGS TO FIXED CHARGES:
  Including Interest on Deposits.....  2.43     2.03     2.48    2.24    2.23    2.01    1.98
  Excluding Interest on Deposits.....  8.09     5.76     8.10    5.79    4.91    3.96    3.98
EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS:
  Including Interest on Deposits.....  2.40     2.01     2.45    2.21    2.19    1.97    1.92
  Excluding Interest on Deposits.....  7.57     5.46     7.64    5.49    4.65    3.75    3.64

     The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by fixed charges and preferred stock dividend requirements. Fixed charges consist of interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the portion of rental expense which is deemed representative of interest. The preferred stock dividend requirements represent the pretax earnings which would have been required to cover the dividend requirements on our preferred stock outstanding.

                          REGULATORY AND OTHER MATTERS

GENERAL

     The acts of terrorism which occurred in the United States on September 11, 2001 had an immediate impact on commercial operations in the United States, including consumers' use of credit cards and payment of credit card bills in the first few days after the attack. The ongoing effect of these events and other terrorist acts on credit card use and payment patterns is unclear. Political and military actions in response to these events and the impact of these actions on credit card use and payment patterns are also unclear. There may be an adverse effect on general economic conditions, consumer confidence and general market liquidity. In addition, existing and future legislation may impact the incurrence of consumer debt and payment of credit card balances. In particular, under the United States Soldiers' and Sailors' Civil Relief Act of 1940, as amended, members of the military, including reservists, on active duty who have entered into obligations, such as incurring consumer credit card debt before being called to active duty, may be entitled to reductions in interest rates to a cap of 6% and a stay of collection efforts. MBNA has no information at this time concerning how many accounts may be affected by the limitations and restrictions of the United States Soldiers' and Sailors' Civil Relief Act.

CONSUMER PROTECTION LITIGATION

     In May 1996, Andrew B. Spark filed a lawsuit against MBNA, the Bank and certain of its officers and its subsidiary, MBNA Marketing Systems, Inc. The case is pending in the United States District Court for the District of Delaware. This suit is a purported class action. The plaintiff alleges that the Bank's advertising of its cash promotional annual percentage rate program was fraudulent and deceptive. The plaintiff seeks unspecified damages including actual, treble and punitive damages and attorneys' fees for an alleged breach of contract, violation of the Delaware Deceptive Trade Practices Act and violation of the United States federal Racketeering Influenced and Corrupt Organizations Act. In February 1998, a class was certified by the District Court. In September 2000, the Court gave preliminary approval to a settlement of this suit for approximately $8.7 million. A hearing on final approval was held on May 24, 2001. On August 1, 2001, the Court entered an order approving a settlement pay out, including fees and costs, of approximately $5.1 million. Various members of the class who had filed objections to the proposed settlement appealed the order approving the settlement to the Third Circuit Court of Appeals, United States of America. In October 1998, Gerald D. Broder filed a lawsuit against MBNA and the Bank in the Supreme Court of New York, County of New York, United States of America. This suit is a purported class action. The plaintiff alleges that the Bank's advertising of its cash promotional annual percentage rate program was fraudulent and deceptive. The plaintiff seeks unspecified damages including actual, treble and punitive damages and attorneys' fees for an alleged breach of contract, common law fraud and violation of the State of New York consumer protection statutes. In April 2000, summary judgment was granted to MBNA and the Bank on the common law fraud claim and a class was certified by the Court. In November 2001, the Court gave preliminary approval to the settlement of this suit for an estimated $18 million, including fees and costs.

     There can be no assurance that MBNA and the Bank will not be named as defendants in future lawsuits or administrative actions.

FUTURE LEGISLATION

     The banking and consumer credit industry is subject to extensive regulation. Changes in the laws and regulations and in policies applied by banking or other regulators affecting banking, consumer credit, bankruptcy, privacy or other matters could impact MBNA and the Bank's performance. Changes in state consumer protection and other laws could also impact MBNA and the Bank's performance. In addition, MBNA and the Bank could incur unanticipated litigation or compliance costs.

                    DESCRIPTION OF THE PREFERRED SECURITIES

GENERAL

     The following summary of certain terms and provisions of the preferred securities supplements the description of the terms and conditions of the preferred securities set forth in the accompanying prospectus under the heading "Description of Trust Preferred Securities." The following summary of the material terms and provisions of the preferred securities is not intended to be complete. You should read the following description together with the trust agreement to help you understand the terms of the preferred securities. A form of the trust agreement has been filed as an exhibit to the registration statement of which the accompanying prospectus forms a part.

DISTRIBUTIONS

     The preferred securities represent undivided beneficial interests in our assets. Distributions on the preferred securities will be cumulative and will
accrue from           , 2002 at the annual rate of      % of the $25 liquidation
amount of each preferred security.

Distributions will be payable quarterly in arrears on           ,           ,
   and           of each year, beginning           , 2002, to holders of record
of the preferred securities. Distributions not paid when due for more than one quarterly payment period will themselves accumulate interest at the annual rate
of      % compounded quarterly. When we refer to any payment of distributions, any such additional distributions are included. We will compute the amount of distributions payable for any period on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any partial period will be computed on the basis of the actual number of days elapsed in the period.

     If distributions are payable on a date that is not a business day, then we will pay the distributions payable on that date on the next succeeding day that is a business day, without making any additional distributions or other payments because of the delay. However, if the next business day falls in the next calendar year, we will make the payment on the immediately preceding business day. A "business day" means any day other than:

     - a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed, or

     - a day on which the corporate trust office of the property trustee or the trustee under the indenture, who we refer to as the "indenture trustee," is closed for business.

     The term "distributions" includes any quarterly payments made on the preferred and common securities, any deferred distribution and any payments that accumulate on distributions not paid on the applicable distribution date, all as further described below and in the accompanying prospectus.

DEFERRAL OF DISTRIBUTIONS

     If MBNA is not in default under the indenture, MBNA may, on one or more occasions, defer the payment of interest on the debentures for up to 20 consecutive quarterly periods, which we refer to in each case as an "extension period." Because interest payments on the debentures fund distributions on the preferred securities, quarterly distributions on the preferred securities will be deferred during any extension period. During an extension period, the amount of distributions due to you on the preferred securities will accumulate and these deferred distributions will accrue additional distributions at the annual
rate of      % compounded quarterly.

     MBNA may not defer interest payments for any period of time:

     - that exceeds 20 consecutive quarterly periods with respect to each extension period; or

     - that extends beyond the maturity date of the debentures on           ,
       2032.

     During any extension period, neither MBNA nor any subsidiaries may:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of MBNA's capital stock;

     - make any payment of principal of, or premium or interest on, or repay, repurchase, or redeem any of MBNA's debt securities that rank equal or junior to the debentures; or

     - make any guarantee payment regarding any guarantee by MBNA of debt securities of any of its subsidiaries if such guarantee ranks equal or junior to the debentures;

     in each case other than:

     - dividends, distributions, redemptions, purchases or acquisitions made by MBNA by way of issuance of its capital stock (or options, warrants or other rights to subscribe for its capital stock),

     - dividends declared in connection with implementing a shareholders' rights plan, issuing stock under the plan or redeem-ing or repurchasing rights pursuant to the plan,

     - payments under the guarantee or the guarantee of the common securities,

     - the purchase of fractional shares resulting from a reclassification of MBNA's capital stock,

     - the purchase of fractional shares of MBNA's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

     - purchases of common stock related to the issuance of common stock or rights under any of MBNA's benefit plans for its directors, officers or employees, and

     - obligations under any of MBNA's dividend reinvestment or stock purchase plans.

     Prior to the termination of any extension period, MBNA may further extend the payment of interest provided that the extension period complies with the conditions above. Upon the termination of an extension period and the payment of all amounts then due under the indenture, MBNA may elect to begin a new extension period as long as MBNA complies with the above conditions. There may be more than one extension period prior to the maturity of the debentures. Deferral of interest payments is not an event of default under the indenture.

     The property trustee will give you notice of MBNA's election to defer interest payments upon receipt of notice from MBNA. There is no limitation on the number of times that MBNA may elect to defer interest payments and begin an extension period. If MBNA elects to defer interest payments, you will be required to accrue and recognize income (in the form of original issue discount) for United States federal income tax purposes regardless of your actual receipt of the distributions, subject to any changes in the United States federal income tax laws.

PAYMENT OF DISTRIBUTIONS

     Distributions on the preferred securities will be payable to holders named on the securities register of the Trust on the relevant record date. As long as the preferred securities are represented by a global security, the record date for the payment of distributions will be one business day before the relevant payment date. If the preferred securities are ever issued in certificated form, the record date for the payment of distributions will be the 15th day of the last month of each quarterly distribution period, even if that day is not a business day.

     As long as the preferred securities are represented by a global security, payments on the preferred securities will be made in immediately available funds to DTC, the depositary for the preferred securities. If the preferred securities are ever issued in certificated form, payment of distributions on the preferred securities will be made by check mailed on or before the due date to the holders of preferred securities on the relevant record date.

     Our only source of income is the payments MBNA will make on the debentures. If MBNA does not make payments on the debentures, we will not have funds available to make payments on the preferred securities. Although MBNA will guarantee payment of distributions on the preferred securities under the guarantee, MBNA will only be obligated to make a payment under the guarantee if we have the funds available to make the payment but fail to do so.

OPTIONAL REDEMPTION

General

     The preferred securities have no stated maturity but must be redeemed upon the maturity of the debentures or their earlier redemption. The debentures
mature on                , 2032.

     MBNA may redeem the debentures before their maturity:

     - in whole or in part at any time on or after                , 2007; and

     - in whole, but not in part, at any time within 90 days upon the occurrence of a tax event, investment company event or capital treatment event.

     MBNA will obtain regulatory approval from the Federal Reserve to redeem the debentures, if then required.

     Upon the repayment or redemption of some or all of the debentures, we will use the cash we receive to redeem a like liquidation amount of the preferred securities and, unless an event of default under the trust agreement then exists, the common securities.

Redemption price of preferred securities and common securities

     We will redeem the preferred securities and common securities (if applicable) at a price equal to:

     - the redemption price for a like principal amount of debentures, plus

     - accrued and unpaid distributions to but excluding the redemption date.

Repayment or redemption price of debentures

     In the case of repayment of the debentures at maturity or their earlier redemption, the repayment or redemption price, as the case may be, will be

     - 100% of the principal amount of the debentures to be repaid or redeemed, plus

     - accrued and unpaid interest to but excluding the repayment or redemption date.

Pro rata redemption

     If less than all the preferred securities and common securities are to be redeemed in situations where common securities may be redeemed, then the aggregate liquidation amount of preferred securities and common securities to be redeemed will be allocated pro rata based on the liquidation amount of the preferred securities and the common securities. We cannot redeem less than all of the preferred securities unless all accrued and unpaid distributions on the preferred securities have been paid on or before the redemption date.

Definition of Tax Event

     "Tax event" means that we or MBNA have received an opinion of counsel experienced in such matters to the effect that, as a result of any:

     - amendment to, or change, including any announced proposed change, in, the laws or regulations of the United States or any political subdivision or taxing authority affecting taxation; or

     - official administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations,

where such change or amendment is enacted or becomes effective, or such pronouncement, action or decision is announced or occurs, on or after the date of this prospectus supplement, there is more than an insubstantial risk that:

     - we are, or within 90 days of the date of such opinion will be, subject to United States federal income tax with respect to interest accrued or received on the debentures;

     - interest payable by MBNA on the debentures is not, or within 90 days of the date of such opinion will not be, deductible by MBNA in whole or in part for United States federal income tax purposes; or

     - we are, or within 90 days of the date of such opinion will be, subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

See "United States Federal Income Tax Consequences -- Possible Tax Law Changes" on page S-31 of this prospectus supplement.

Definition of Investment Company Event

     "Investment company event" means that we or MBNA have received an opinion of counsel experienced in such matters which states that as a result of the occurrence of an amendment, or change, including any announced proposed change, in the laws or regulations of the United States or any political subdivision or other governmental agency or regulatory authority, which change in laws or regulations becomes effective on or after the date of this prospectus supplement, there is more than an insubstantial risk that we are or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940.

Definition of Capital Treatment Event

     "Capital treatment event" means the reasonable determination by MBNA that, as a result of:

     - any amendment to, or change, including any announced proposed change, in the laws or regulations of the United States or any political subdivision that is effective or is announced on or after the date of this prospectus supplement; or

     - any official administrative pronouncement or action or judicial decision interpreting or applying United States laws or regulations that is effective or is announced on or after the date of this prospectus supplement, there is more than an insubstantial risk that MBNA will not be entitled to treat an amount equal to the liquidation amount of the preferred securities as Tier 1 capital under the risk-based capital adequacy guidelines of the Federal Reserve.

REDEMPTION PROCEDURES

     You will receive at least 30 days, but not more than 60 days, written notice before any redemption of preferred securities. If there are accrued and unpaid distributions on the preferred securities that have not been paid on or before the redemption date, we cannot redeem less than all of the preferred securities. If:

     - we give an irrevocable notice of redemption of the preferred securities, and

     - MBNA has paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the debentures,

then, on the redemption date, the property trustee will irrevocably deposit with DTC funds sufficient to pay the redemption price for the preferred securities being redeemed. See "-- Book-entry Only Issuance -- The Depository Trust Company" beginning on page S-20 of this prospectus supplement.

     We will also give DTC irrevocable instructions and authority to pay the redemption amount in immediately available funds to the beneficial owners of the global securities representing the preferred securities. Distributions to be paid on or before the redemption date for any preferred securities called for redemption will be payable to the holders on the record dates for the related dates of distribution.

     Once notice of redemption is given and funds are irrevocably deposited, distributions on the preferred securities will cease to accumulate immediately prior to the close of business on the redemption date and all rights of the holders of the preferred securities called for redemption will cease, except for the right to receive the redemption amount (but without interest on such redemption amount).

     If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay). However, if payment on the next business day causes payment of the redemption amount to be in the next calendar year, then payment will be on the preceding business day.

     If payment of the redemption amount for any preferred securities called for redemption is improperly withheld or refused and not paid either by us or by MBNA under the guarantee, distributions on the preferred securities will continue to accumulate at the applicable rate from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

     If less than all of the preferred securities are redeemed, the preferred securities will be redeemed pro rata in accordance with DTC's internal procedures. See "-- Book-entry Only Issuance -- The Depository Trust Company" on page S-20 of this prospectus supplement.

     In compliance with applicable law, including the United States federal securities laws, MBNA or its affiliates may, at any time, purchase outstanding preferred securities by tender, in the open market, by private agreement or otherwise.

DISTRIBUTION OF DEBENTURES

     MBNA will have the right at any time to cause our dissolution and cause the debentures to be distributed to the holders of the preferred securities and common securities. Prior to such dissolution, MBNA will obtain any required regulatory approval.

     After the date for any distribution of debentures upon our dissolution:

     - the preferred securities will no longer be deemed to be outstanding,

     - DTC or its nominee, as record holder of the preferred securities, will receive a registered global certificate or certificates representing the debentures to be delivered upon such distribution, and

     - any certificates representing preferred securities not held by DTC or its nominee will be deemed to represent debentures having an aggregate principal amount equal to the aggregate liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such preferred securities until such certificates are presented to MBNA or its agent for transfer or reissuance.

     There can be no assurance as to the market prices for either the preferred securities or the debentures that may be distributed in exchange for the preferred securities if we were to dissolve or liquidate. This means that the preferred securities that an investor may purchase, whether in connection with this offering or in the secondary market, or the debentures that an investor may receive if we were to dissolve or liquidate, may trade at a discount to the price that the investor paid to purchase the preferred securities in this offering.

LIQUIDATION DISTRIBUTION UPON TERMINATION

     Pursuant to the trust agreement, we will terminate upon the earliest of:

     - December 31, 2051, the expiration of our term,

     - the bankruptcy, dissolution or liquidation of MBNA,

     - subject to any required Federal Reserve approval under the capital rules, the written direction to the property trustee from MBNA at any time to terminate the Trust and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, distribute debentures in exchange for the preferred securities,

     - the redemption of all of the preferred securities in connection with the redemption of all of the debentures, and

     - the entry of an order for dissolution of the Trust by a court of competent jurisdiction.

We refer to any of these events as a "termination event."

     Upon the occurrence of a termination event, the holders of preferred securities will be entitled to receive out of our assets, after satisfaction of liabilities to creditors if any, distributions in an amount equal to the aggregate of the liquidation amount of $25 per preferred security plus accrued and unpaid distributions thereon to but excluding the payment date. However, such holders will not receive this distribution if we instead distribute on a ratable basis to the holders of the preferred securities debentures in an aggregate principal amount equal to the aggregate liquidation amount of, with an interest rate equal to the distribution rate of, and bearing accrued and unpaid interest in an amount equal to accrued and unpaid distributions on, such preferred securities.

     If this distribution can be paid only in part because we have insufficient assets available to pay in full the aggregate distribution, then the amounts payable directly by us on the preferred securities will be paid on a ratable basis. The holder of the common securities will be entitled to receive distribution upon any such dissolution event on a ratable basis with the holders of the preferred securities, except that if an indenture event of default has occurred and is continuing, the preferred securities will have a preference over the common securities with regard to such distributions.

VOTING RIGHTS

     Except as described herein and under "Description of the Trust Preferred Securities Guarantees -- Modification of the Trust Preferred Securities Guarantees; Assignment" on page 36 of the accompanying prospectus, as provided under the Delaware Business Trust Act and the Trust Indenture Act, and as otherwise required by law and the trust agreement, the holders of the preferred securities will have no voting rights.

     Subject to the requirement of the property trustee obtaining a tax opinion in certain circumstances set forth below, the holders of a majority in aggregate liquidation amount of the preferred securities have the right to direct the property trustee, as holder of the debentures, to:

     - direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred upon the property trustee under the trust agreement with respect to the debentures,

     - exercise the remedies available under the indenture with respect to the debentures,

     - waive any past indenture event of default that is waivable under the indenture,

     - exercise any right to rescind or annul a declaration that the principal of all the debentures shall be due and payable, or

     - consent to any amendment, modification or termination of the indenture or the debentures, where such consent should be required.

     Where a consent or action under the indenture would require the consent or act of holders of more than a majority in principal amount of the debentures, or a "super majority," then only the holders of a super majority in aggregate liquidation amount of the preferred securities may direct the property trustee to give the consent or take the action. If the property trustee fails to enforce its rights under the debentures, any record holder of preferred securities may directly sue MBNA to enforce the property trustee's rights under the debentures. The record holder does not have to sue the property trustee or any other person or entity before enforcing his rights.

     The property trustee must notify all holders of the preferred securities of any notice of default received by the indenture trustee with respect to the debentures. The notice must also state that such indenture event of default also constitutes a trust agreement event of default.

     Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee shall not take any of the actions described in the bullet points above unless the property trustee has obtained an opinion of nationally recognized independent tax counsel to the effect that, as a result of such action, we will not be classified as other than a grantor trust for United States federal income tax purposes.

     Any required approval or direction of holders of preferred securities may be given at a separate meeting of holders of preferred securities convened for such purpose, at a meeting of all of the holders of preferred securities and common securities or by written consent. The administrative trustees will mail to each holder of record of preferred securities a notice of any meeting at which holders are entitled to vote, or of any matter on which action by written consent of the holders is to be taken. Each notice will include a statement setting forth the following information:

     - the date of such meeting or the date by which such action is to be taken;

     - a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and

     - instructions for the delivery of proxies or consents.

     No vote or consent of the holders of preferred securities will be required for us to redeem and cancel preferred securities or distribute debentures in accordance with the trust agreement.

     Despite the fact that holders of preferred securities are entitled to vote or consent under the circumstances described above, any of the preferred securities that are owned at the time by MBNA, the indenture trustee or any affiliate of MBNA or the trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

     A waiver of an event of default under the indenture will constitute a waiver of the corresponding event of default under the trust agreement.

     You will not have any rights to appoint or remove any of our trustees. MBNA, as the holder of the common securities, has the sole right to appoint, remove or replace our trustees.

AMENDMENT OF THE TRUST AGREEMENT

     The trust agreement may be amended by the administrative trustees, and in certain circumstances, MBNA, the property trustee and the Delaware trustee. If, however, any proposed amendment provides for, or the administrative trustees otherwise propose to effect,

     - any amendment that would adversely affect the rights, privileges or preferences of any holder of the preferred securities or the common securities, whether by way of amendment to the trust agreement or otherwise, or

     - our dissolution, winding-up or termination other than pursuant to the terms of the trust agreement,

then the holders of the preferred securities and common securities voting together as a single class will be entitled to vote on such amendment or proposal, but not on any other amendment or proposal, and such amendment or proposal will not be effective except with the approval of the holders of at least a majority in liquidation amount of the preferred securities and common securities affected thereby.

     However, if any amendment or proposal referred to in the first bullet above would adversely affect only the preferred securities or common securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal will not be effective except with the approval of a majority in liquidation amount of preferred securities or common securities, as the case may be.

     Notwithstanding the foregoing, no amendment or modification may be made to the trust agreement if such amendment or modification would:

     - cause us to be classified for purposes of United States federal income taxation as other than a grantor trust,

     - reduce or otherwise adversely affect the powers of the property trustee, or

     - cause us to be deemed an "investment company" that is required to be registered under the Investment Company Act of 1940.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     We may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease our properties and assets substantially as an entirety, to any corporation or other body except as described below. We may, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease our properties and assets substantially as an entirety to, a trust organized as such under the laws of any state; provided, that:

          (1) such successor entity either:

          - expressly assumes all of our obligations under the preferred securities and common securities, or

          - substitutes for the preferred securities and common securities other successor securities having substantially the same terms as the preferred securities and common securities, so long as the successor securities rank the same as the preferred securities and common securities rank regarding distributions and payments upon liquidation, redemption and otherwise;

          (2) MBNA expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee in its capacity as the holder of the debentures;

          (3) the preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the preferred securities are then listed or quoted;

          (4) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

          (5) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities and common securities, including any successor securities, in any material respect, other than in connection with any dilution of the holders' interest in the new entity;

          (6) such successor entity has a purpose identical to our purpose;

          (7) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, MBNA has received an opinion of a nationally recognized independent counsel experienced in such matters to the effect that:

          - such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities and common securities, including any successor securities, in any material respect, other than in connection with any dilution of the holders' interest in the new entity,

          - following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease neither we nor such successor entity will be required to register as an "investment company" under the Investment Company Act of 1940, and

          - following such merger, consolidation, amalgamation, conveyance, transfer or lease we or such successor entity will continue to be classified as a grantor trust for United States federal income tax purposes; and

          (8) MBNA guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee and the guarantee of the common securities.

     Despite the foregoing, we will not, except with the consent of holders of 100% in liquidation amount of the preferred securities and common securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if in the opinion of a nationally recognized independent tax counsel experienced in such matters, such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause us or our successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The preferred securities will be book-entry securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global preferred securities, without distribution coupons. Each global preferred security will be deposited with, or on behalf of, The Depositary Trust Company, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these preferred securities and will be considered the sole owner of the preferred securities for purposes of the trust agreement.

     Purchasers of preferred securities may only hold interests in the global preferred securities through DTC if they are a participant in the DTC system. Purchasers may also hold interests through securities intermediary banks, brokerage houses and other institutions that maintain securities accounts for customers that have an account with DTC or its nominee. DTC will maintain accounts showing the preferred security holdings of its participants, and these participants will in turn maintain accounts showing the preferred security holdings of their customers. Some of these customers may themselves be securities intermediaries holding preferred securities for their customers. Thus, each beneficial owner of a book-entry preferred security will hold that preferred security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

     The preferred securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the preferred securities will generally not be entitled to have the preferred securities represented by the global securities registered in its name and will not be considered the owner under the trust agreement. In most cases, a beneficial owner also will not be able to obtain a paper certificate evidencing the holder's ownership of preferred securities. The book-entry system for holding preferred securities eliminates the need for physical movement of certificates and is the system through which most publicly traded securities are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

     A beneficial owner of book-entry securities represented by a global preferred security may exchange the securities for definitive (paper) preferred securities only if:

     - DTC is unwilling or unable to continue as depositary for such global preferred security and MBNA is unable to find a qualified replacement for DTC within 90 days;

     - at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

     - the administrative trustees elect after consultation with MBNA to terminate the book-entry system through DTC with respect to the preferred securities; or

     - an event of default relating to the debentures then exists under the indenture.

     Any global preferred security that is exchangeable will be exchangeable in whole for definitive preferred securities in registered form, with the same terms and of an equal aggregate liquidation amount, in denominations of $25 principal amount and integral multiples thereof.

     Definitive preferred securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

     In this prospectus supplement, for book-entry preferred securities, references to actions taken by preferred security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to preferred security holders will mean payments and notices of redemption to DTC as the registered holder of the preferred securities for distribution to participants in accordance with DTC's procedures.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

     MBNA and the trustees will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     DTC may discontinue providing its services as securities depositary with respect to the preferred securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, preferred securities certificates are required to be printed and delivered. Additionally, the administrative trustees, with the consent of MBNA, may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the preferred securities. In that event, certificates for the preferred securities will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that MBNA and we believe to be reliable, but neither MBNA nor we take responsibility for the accuracy thereof.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

     The Bank of New York will act as registrar, transfer agent and paying agent for the preferred securities. The Bank of New York is presently located at 101 Barclay Street, New York, New York 10286. If the preferred securities do not remain in book-entry only form, one or more additional paying agents may be appointed if so required by any rule or regulation of any securities exchange upon which the preferred securities may be listed at such time. The paying agent may resign as paying agent upon 30 days' written notice to our trustees. In the event that The Bank of New York is no longer the paying agent, the property trustee will appoint a successor to act as paying agent, which must be a bank or trust company acceptable to the administrative trustees.

     Registration of transfers of preferred securities will be effected without charge by us or on our behalf, but upon payment, with the giving of any indemnity we or MBNA may require, in respect of any tax or other governmental charges that may be imposed in relation to it.

     We will not be required to register or cause to be registered the transfer of preferred securities after such preferred securities have been called for redemption.

GOVERNING LAW

     The trust agreement and the preferred securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The administrative trustees are authorized and directed to operate us in such a way so that we will not be required to register as an "investment company" under the Investment Company Act of 1940 or be characterized as other than a grantor trust for United States federal income tax purposes. MBNA is authorized and directed to conduct its affairs so that the debentures will be treated as indebtedness of MBNA for United States federal income tax purposes. In this connection, MBNA and the administrative trustees are authorized to take any action, not inconsistent with applicable law, our certificate of trust or the trust agreement, that each of MBNA and the administrative trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect in any material respect the interests of the holders of the preferred securities.

     By acceptance of a preferred security, you covenant to treat the debentures as indebtedness of MBNA and the preferred securities as an undivided beneficial ownership interest in the debentures in the same manner as if you held the debentures directly.

     Holders of the preferred securities have no preemptive rights.

                         DESCRIPTION OF THE DEBENTURES

     The following summary of certain terms and provisions of the debentures supplements the description of the terms and conditions set forth in the accompanying Prospectus under the heading "Description of the Junior Subordinated Debt Securities." This summary is not intended to be complete. You should read the following description together with the indenture to help you understand the terms of the debentures. A copy of the indenture and related supplemental indenture have been filed as an exhibit to the registration statement of which the accompanying prospectus forms a part.

GENERAL

     The debentures will be issued as unsecured debt under the indenture. The debentures will be limited in aggregate principal amount to approximately
$          . This amount is the sum of the aggregate stated liquidation amount of the preferred securities and the common securities.

     The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, and
additional interest (as defined below), if any, on           , 2032.

     If debentures are distributed to holders of preferred securities in liquidation of such holders' interests in us, the debentures will initially be issued in the form of one or more global securities (as described below). As described in this prospectus supplement, under limited circumstances, debentures may be issued in certificated form in exchange for a global security. In the event that debentures are issued in certificated form, the debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on debentures issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the debentures. If debentures are issued in certificated form, principal and interest will be payable, the transfer of the debentures will be registrable and debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York. Payment of interest may be made at the option of MBNA by check mailed to the address of the persons entitled thereto.

     MBNA has the right to dissolve the Trust and cause the debentures to be distributed to the holders of the preferred securities and the common securities. Any dissolution by MBNA may then require the prior approval of the Federal Reserve under the capital rules.

     The indenture does not contain provisions that would afford holders of debentures protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving MBNA that may adversely affect such holders.

SUBORDINATION

     The debentures are unsecured and will rank junior to all of MBNA's senior debt. MBNA may not make payments of principal, including redemption payments, or interest on the debentures if it defaults on a payment of its senior debt. As a result, in the event of a distribution of MBNA's assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities or any bankruptcy, insolvency or similar proceedings, all principal, premium, if any, interest due or to become due on all of MBNA's senior debt must be paid in full before the holders of the debentures are entitled to receive any payment.

     Neither the debentures nor the guarantee will limit MBNA's ability to incur any additional indebtedness including indebtedness that ranks senior to the debentures and the guarantee. At March 31, 2002, after giving effect to this offering and the application of the net proceeds, MBNA would have had senior
debt of approximately $   billion outstanding. In addition, because MBNA is a
holding company, the debentures are effectively subordinated to all existing and future debt and other liabilities of MBNA's subsidiaries. See "Capitalization" on page S-9 of this prospectus supplement.

     The term "senior debt" means the principal of, and any premium or interest on, any of the following, whether incurred on or prior to the date of the indenture or thereafter incurred,

          (1) every obligation of MBNA for money borrowed;

          (2) every obligation of MBNA evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

          (3) every reimbursement obligation of MBNA with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of MBNA;

          (4) every obligation of MBNA issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

          (5) every capital lease obligation of MBNA;

          (6) every obligation of MBNA for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

          (7) every obligation of the type referred to in clauses (1) through
     (6) of another person and all dividends of another person the payment of which, in either case, MBNA has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise;

unless, in the instrument creating or evidencing that debt or pursuant to which that debt is outstanding, it is provided that such obligations are not superior in right of payment to the debentures or to other debt that is pari passu with, or subordinated to, the debentures.

     Notwithstanding the above, "senior debt" does not include:

     - any debt of MBNA which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Reform Act of 1978, was without recourse to MBNA,

     - any debt of MBNA to any of its subsidiaries,

     - debt to any employee of MBNA,

     - debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business, or

     - any junior subordinated debentures issued under the indenture.

INTEREST RATE AND MATURITY

     The debentures will mature on           , 2032 and will bear interest,
accruing from           , 2002, at the annual rate of      % of their principal
amount, payable quarterly in arrears on           ,           ,           and
          of each year, beginning           , 2002. Interest payments not paid
when due will themselves accrue additional interest at the annual rate of
     %. When we refer to any payment of interest, interest includes such additional interest and any additional amounts. Each date on which interest is paid is called an "interest payment date." The interest payment provisions for the debentures correspond to the distribution provisions for the preferred securities. The debentures do not have a sinking fund. This means that MBNA is not required to make any principal payments prior to maturity of the debentures. In the event the debentures are not in book-entry form (unless held by the property trustee), applicable record dates for each interest payment will be the 15th day of the last month of each quarterly distribution period, even if that day is not a business day.

OPTION TO DEFER INTEREST PAYMENT DATE

     If no event of default has occurred or is continuing with respect to the debentures, MBNA may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods. An extension period may
not extend beyond the maturity of the debentures on           , 2032 and may not
end on a date other than an interest payment date. No interest will be due and payable on the debentures until the end of the extension period unless the debentures are redeemed prior to such time.

     If the property trustee is the only registered holder of the debentures, MBNA will give us, the administrative trustees and the indenture trustee notice if it decides to defer interest payments on the debentures as specified in the terms of the debentures. The administrative trustees will then notify you of MBNA's decision to defer interest payments on the debentures. If the property trustee is not the registered holder of the debentures, MBNA will notify holders of the debentures and the indenture and the trustees of MBNA's election to defer interest payments on the indenture. There is no limitation on the number of times that MBNA may elect to begin an extension period, so long as MBNA is not in default under the indenture. For more information on MBNA's option to extend any interest payment period on the debentures, the relation of such extension to payment of distributions on the preferred securities, see "Description of the Preferred Securities -- Deferral of Distributions" on page S-12 of this prospectus supplement.

OPTIONAL REDEMPTION

     MBNA may redeem the debentures before their maturity:

     - in whole or in part on or after           , 2007, or

     - in whole but not in part within 90 days upon the occurrence of a tax event, investment company event or capital treatment event;

in each case at a redemption price equal to 100% of the principal amount of the debentures being redeemed plus accrued and unpaid interest to but excluding the redemption date. MBNA will obtain regulatory approval from the Federal Reserve to redeem the debentures, if then required.

     In the event of a tax event, MBNA will pay any and all taxes, duties, assessments or governmental charges that may be owed by us to the United States or any other taxing authority.

ADDITIONAL INTEREST

     If at any time we are required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then MBNA will be required to pay additional interest on the debentures. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by us after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts we would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that we will be in the same position we would have been if we did not have to pay such taxes, duties, assessments or other charges.

DISTRIBUTION OF THE DEBENTURES

     MBNA will have the right at any time to cause our dissolution and cause the debentures to be distributed to the holders of the preferred securities and common securities. Any dissolution by MBNA may require the prior approval of the Federal Reserve. If the property trustee distributes the debentures to the holders of the preferred and common securities upon our dissolution and liquidation, the debentures will be issued in denominations of $25 principal amount and integral multiples thereof. We anticipate that the debentures would be distributed in the form of one or more global securities and DTC, or any successor depositary of the preferred securities, would act as depositary for the debentures. The depositary arrangements for the debentures would be substantially similar to those in effect for the preferred securities.

BOOK-ENTRY AND SETTLEMENT

     If distributed to holders of preferred securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of us as a result of the occurrence of a tax event, investment company event or capital treatment event, the debentures will be issued in the form of one or more global certificates registered in the name of the depositary or its nominee. Each global certificate is referred to as a "global security." Except under the limited circumstances described below, debentures represented by a global security will not be exchangeable for, and will not otherwise be issuable as, debentures in definitive form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in such a global security.

     Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of debentures in definitive form and will not be considered the holders, as defined in the indenture, of such global security for any purpose under the indenture. A global security representing debentures is only exchangeable for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. This means that each beneficial owner must rely on the procedures of the depositary, or if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

THE DEPOSITARY

     If debentures are distributed to holders of preferred securities in liquidation of such holders' interests in us, DTC will act as securities depositary for the debentures. As of the date of this prospectus supplement, the description in this prospectus supplement of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments relating to the preferred securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC. MBNA may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the global securities. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities -- Book-entry Only Issuance -- The Depository Trust Company" on page S-20 of this prospectus supplement.

     None of MBNA, we, the indenture trustee, any paying agent or any other agent of MBNA or the indenture trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

     A global security will be exchangeable for debentures registered in the names of persons other than the depositary or its nominee only if:

     - the depositary notifies MBNA that it is unwilling or unable to continue as a depositary for such global security and no successor depositary has been appointed;

     - the depositary, at any time, ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at which time the depositary is required to be so registered to act as such depositary and no successor depositary has been appointed;

     - MBNA, in its sole discretion, determines that such global security shall be so exchangeable; or

     - an event of default relating to the debentures then exists under the indenture.

     Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for debentures registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its participants relating to ownership of beneficial interests in such global security.

TRUST EXPENSES

     The indenture provides that MBNA will pay all fees and expenses of the Trust related to:

     - the offering of the preferred securities, common securities and the debentures;

     - the organization, maintenance and dissolution of the Trust;

     - the retention of the trustees; and

     - the enforcement by the property trustee of the rights of the holders of the preferred securities.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities as of the date of this prospectus supplement. Where noted, it constitutes the opinion of Simpson Thacher & Bartlett, counsel to MBNA and the Trust.

     Except where stated otherwise, this summary deals only with preferred securities held as capital assets by a holder that:

     - is a United States holder (as defined below), and

     - purchases the preferred securities upon original issuance at their original issue price.

     A "United States holder" is a holder that is one of the following:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

     The tax treatment of a United States holder may vary depending on its particular situation. This summary does not address all the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

     - dealers in securities or currencies;

     - financial institutions;

     - tax-exempt investors;

     - traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

     - persons liable for alternative minimum tax;

     - insurance companies;

     - real estate investment trusts;

     - regulated investment companies;

     - persons holding preferred securities as part of a hedging, conversion, integrated or constructive sale transaction;

     - persons holding preferred securities as part of a straddle; or

     - United States persons whose functional currency is not the United States dollar.

     In addition, this summary does not include any description of the tax laws of any state, local or foreign government. Furthermore, if a partnership holds the preferred securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If a United States holder is a partner of a partnership holding the preferred securities, it should consult its own tax advisors.

     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the United States Treasury regulations promulgated under the Code and administrative and judicial interpretations thereof. These income tax laws, regulations and interpretations, however, may change at any time. Any change could be retroactive to the issuance date of the preferred securities.

     The authorities on which this summary is based are subject to various interpretations, and the opinions of Simpson Thacher & Bartlett are not binding on the Internal Revenue Service (the "IRS") or the courts. Either the IRS or the courts could disagree with the explanations or conclusions contained in this summary. Nevertheless, Simpson Thacher & Bartlett has advised us that they believe that the opinions expressed in this summary, if challenged, would be sustained by a court with jurisdiction in a properly presented case.

     Holders should consult their own tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of the preferred securities, including the tax consequences under state, local, foreign and other tax laws. For a discussion of the possible redemption of the preferred securities upon the occurrence of a tax event, see "Description of the Preferred Securities -- Optional Redemption -- General" and "Description of the Preferred Securities -- Optional Redemption -- Definition of Tax Event" on pages S-13 and S-14, respectively, in this prospectus supplement.

CLASSIFICATION OF THE TRUST

     In connection with the issuance of the preferred securities, Simpson Thacher & Bartlett is of the opinion that under current law and assuming full compliance with the terms of the trust agreement, and based upon certain facts and assumptions contained in such opinion, the Trust will be classified as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation. As a result, for United States federal income tax purposes, United States holders generally will be treated as owning an undivided beneficial ownership interest in the debentures. Thus, United States holders will be required to include in gross income their proportionate share of the interest income or original issue discount that is paid or accrued on the debentures. See below under the caption "-- Interest Income and Original Issue Discount" in this section.

CLASSIFICATION OF THE DEBENTURES

     MBNA, the Trust, and holders, by their acceptance of a beneficial interest in a preferred security, agree to treat the debentures as indebtedness for all United States tax purposes. In connection with the issuance of the debentures, Simpson Thacher & Bartlett is of the opinion that under current law, and based on certain representations, facts and assumptions set forth in its opinion, the debentures will be classified as indebtedness of MBNA for United States federal income tax purposes.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     MBNA anticipates that the debentures will not be issued with an issue price that is less than their stated redemption price at maturity. In this case, subject to the discussion below, the debentures will not be subject to the special original issue discount ("OID") rules, at least upon initial issuance, so that United States holders generally will be taxed on the stated interest on the debentures as ordinary income at the time it is paid or accrued in accordance with their regular method of tax accounting.

     If, however, MBNA exercises its right to defer payments of interest on the debentures, the debentures will become OID instruments at such time. In such case, United States holders will be subject to the special OID rules described below. Once the debentures become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding.

     Under the OID economic accrual rules, the following occur:

     - Regardless of a holder's method of accounting, United States holders would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the debentures using the constant-yield-to-maturity method of accrual described in section 1272 of the Code;

     - The actual cash payments of interest a United States holder receives on the debentures would not be reported separately as taxable income;

     - Any amount of OID included in a United States holder's gross income (whether or not during a deferral period) with respect to the preferred securities would increase its tax basis in such preferred securities; and

     - The amount of distributions a United States holder receives in respect of such accrued OID would reduce its tax basis in such preferred securities.

     The United States Treasury regulations dealing with OID consequences of the deferral of interest payments have not yet been addressed in any rulings or other interpretations by the IRS. It is possible that the IRS could assert that the debentures were issued initially with OID. If the IRS were successful in this regard, holders would be subject to the special OID rules described above, regardless of whether MBNA exercises its option to defer payments of interest on such debentures.

     Because the debentures are debt for tax purposes, a United States holder will not be entitled to a dividends received deduction with respect to any income it recognizes on the preferred securities.

DISTRIBUTION OF DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

     As described under the caption "Description of the Preferred
Securities -- Liquidation Distribution Upon Termination" in this prospectus supplement, the debentures held by the Trust may be distributed to holders in exchange for their preferred securities if the Trust is liquidated before the maturity of the debentures, as long as MBNA first receives the approval of the Federal Reserve to do so, if that approval is then required under the Federal Reserve's capital rules.

     Under current law, except as described below, this type of distribution from a grantor trust would not be taxable. Upon such a distribution, a United States holder will receive its proportionate share of the debentures previously held indirectly through the Trust. The holding period and total tax basis in the debentures will equal the holding period and total tax basis that such holder had in its preferred securities before the distribution. If, however, the Trust is treated as an association taxable as a corporation, a tax event will occur. If MBNA elects to distribute the debentures to holders at this time, the distribution would be taxable to the Trust and to holders.

     If a United States holder receives debentures in exchange for its preferred securities, it would accrue interest in respect of the debentures received from the Trust in the manner described above under the caption "-- Interest Income and Original Issue Discount" in this prospectus supplement.

     In certain circumstances described above under the caption "Description of the Preferred Securities -- Optional Redemption" in this prospectus supplement, MBNA may redeem the debentures and distribute cash in liquidation of the Trust. This redemption would be taxable as described below under "-- Sales of Preferred Securities or Redemption of Debentures" in this section.

SALES OF PREFERRED SECURITIES OR REDEMPTION OF DEBENTURES

     If a United States holder sells preferred securities or receives cash upon redemption of the debentures, it will recognize gain or loss equal to the difference between:

     - the amount realized on the sale or redemption of the preferred securities or debentures (less an amount equal to any accrued but unpaid qualified stated interest not previously included in income, which will be taxable as interest income); and

     - the adjusted tax basis in the preferred securities or debentures sold or redeemed.

     The gain or loss will be a capital gain or loss, provided that the holder held the preferred securities (or debentures) as a capital asset. The gain or loss will generally be a long-term capital gain or loss if such holder has held its preferred securities (or debentures) for more than one year. Long-term capital gains of individuals derived with respect to capital assets held for more than one year are currently subject to tax at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

     The following discussion only applies to an investor if it is not a United States person. As discussed above, the preferred securities will be treated by the parties as evidence of undivided beneficial ownership interests in the debentures. See above under the caption "-- Classification of the Trust" in this section.

United States Federal Withholding Tax

     The 30% United States federal withholding tax will not apply to any payment of principal or interest (including OID) on the preferred securities (or the debentures) provided that:

     - a holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of MBNA's voting stock within the meaning of the Code and the United States Treasury regulations;

     - a holder is not a controlled foreign corporation that is related to MBNA through stock ownership;

     - a holder is not a bank whose receipt of interest on the preferred securities (or the debentures) is described in section 881(c)(3)(A) of the Code; and

     - (a) a holder provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person, or (b) if a holder holds its preferred securities (or debentures) through certain foreign intermediaries, it satisfies the certification requirements of applicable United States Treasury regulations. Special certification rules apply to holders that are pass-through entities.

     If a holder cannot satisfy the requirements described above, payments of premium, if any, and interest (including OID) made to it will be subject to the 30% United States federal withholding tax, unless it provides the Trust with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the preferred securities (or the debentures) is not subject to withholding tax because it is effectively connected with its conduct of a trade or business in the United States.

     The 30% United States federal withholding tax generally will not apply to any gain that a holder realizes on the sale, exchange, retirement or other disposition of the preferred securities or debentures.

United States Federal Income Tax

     If a non-United States holder is engaged in a trade or business in the United States and interest on the preferred securities (or the debentures) is effectively connected with the conduct of that trade or business, such holder will be subject to United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided certain certification and disclosure requirements discussed above in "-- United States Federal Withholding Tax" are complied with) in the same manner as if it were a United States person as defined under the Code. In addition, if a holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest on the preferred securities (or the debentures) will be included in earnings and profits.

     Any gain realized on the disposition of a preferred security (or a debenture) generally will not be subject to United States federal income tax unless (1) that gain is effectively connected with the non-United States holder's conduct of a trade or business in the United States or (2) the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

     An individual non-United States holder's estate will not be subject to United States federal estate tax on the preferred securities (or the debentures) beneficially owned by it at the time of death, provided that (1) it does not own 10% or more of the total combined voting power of all classes of MBNA's voting stock within the meaning of the Code and the United States Treasury regulations and (2) interest on those preferred securities (or debentures) would not have been, if received at the time of death, effectively connected with its conduct of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

United States Holders

     In general, information reporting requirements may apply to payments of principal and interest on the preferred securities (or the debentures), and to payments of the proceeds of the sale of preferred securities (or debentures), made to a United States holder (unless it is an exempt recipient such as a corporation). A backup withholding tax will apply to such payments if a holder that is not an exempt recipient such as a corporation fails to provide a taxpayer identification number or a certification of exempt status, or if it fails to report in full dividend and interest income.

Non-United States Holders

     The trust must report annually to the IRS and to non-United States holders the amount of interest payments to such non-United States holders and any tax withheld with respect to such interest payments, regardless of whether withholding was required. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities in the country in which the non-United States holder resides under the provisions of an applicable income tax treaty.

     In general, non-United States holders will not be subject to backup withholding with respect to payments of interest on the preferred securities (or the debentures), or to information reporting or backup withholding with respect to payments of principal or the proceeds of the sale of a preferred security (or a debenture), if (1) the holder has satisfied the requirements described above in the fourth bullet point under "United States Federal Withholding Tax" and the payor does not have actual knowledge or reason to know that the non-United States holder is a United States person, as defined under the Code, or (2) the holder is a corporation or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder's United States federal income tax liability provided the required information is furnished to the IRS.

POSSIBLE TAX LAW CHANGES

     On January 24, 2002, Representative Charles B. Rangel introduced legislation in the United States House of Representatives which, if enacted in its current form, would in some cases disallow interest deductions for United States federal income tax purposes for interest paid on debt securities with certain similarities to the debentures if they are not shown as part of the total liabilities on the issuer's certified annual report. This legislation is proposed to be effective for instruments issued on or after the date of enactment of such legislation. Further-more, MBNA will treat the debentures as part of total liabilities on its audited consolidated financial statements as reported in its annual report. Consequently, as drafted, this legislation would not affect the preferred securities or the debentures or otherwise result in a tax event as described under "Description of the Preferred Securities -- Optional Redemption." However, there can be no assurance that the proposed legislation, final legislation or any other future legislative proposals will not adversely affect MBNA's ability to deduct interest on the debentures or otherwise affect the tax treatment of the transactions described in this prospectus supplement. Such change could, if applicable to the debentures or preferred securities, give rise to a tax event. A tax event would permit MBNA, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies, to redeem the debentures. The redemption of the debentures would cause a mandatory redemption of the preferred securities at a redemption price equal to their liquidation amount plus accumulated and unpaid distributions and would constitute a taxable event to holders of preferred securities as described under "-- Sales of Preferred Securities or Redemption of Debentures" above. See also "Description of the Debentures -- Optional Redemption" on page S-24 of this prospectus supplement.

                              ERISA CONSIDERATIONS

     Before authorizing an investment in the preferred securities, fiduciaries of any:

     - pension, profit sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, or "ERISA;"

     - plan described in Section 4975(e)(1) of the Internal Revenue Code, including an individual retirement account or a Keogh plan, subject to
       Section 4975 of the Internal Revenue Code;

     - entity whose underlying assets include plan assets by reason of any such plans' investment in that entity, or "Plan Asset Entity;" or

     - plan subject to provisions under applicable federal, state, local, non-US or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Internal Revenue Code, or "Similar Laws,"

which we refer to as "Plans," should consider, among other matters,

     - the fiduciary standards of ERISA (including its prudence and diversification requirements) or of Similar Laws;

     - whether such fiduciaries have authority to make such investment in the preferred securities under the applicable Plan investment policies and governing instruments; and

     - rules under ERISA, the Internal Revenue Code and Similar Laws that may prohibit Plan fiduciaries from causing a Plan to engage in a "prohibited transaction." In this regard, Plan fiduciaries should consider, among other factors, that each Plan investing in the preferred securities will be deemed to have represented that the Plan's purchase of the preferred securities is covered by one or more prohibited transaction exemptions.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans from, among other things, engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code, which we refer to as "Parties in Interest," with respect to such Plans. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Internal Revenue Code for such persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. In the case of an individual retirement account, the occurrence of a prohibited transaction involving the individual who established the individual retirement account, or his or her beneficiaries, would cause the individual retirement account to lose its tax exempt status, unless exemptive relief is available. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or
Section 4975 of the Internal Revenue Code; however, such plans may be subject to Similar Laws.

     The Department of Labor has issued a regulation, the "Plan Assets Regulation," concerning the definition of what constitutes the assets of a Plan subject to ERISA and the Internal Revenue Code. The Plan Assets Regulation provides that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan holds an "equity interest" will be deemed, for purposes of ERISA, to be "plan assets" of the investing Plan unless there is an applicable exception for its investment. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features; the definition specifically includes a beneficial interest in a trust.

     One such exception under the Plan Assets Regulation is for an equity investment which is a "publicly-offered security." A publicly-offered security is a security that:

     (1) is freely transferable,

     (2) is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and

     (3) is either:

     - part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, or

     - sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which such security is part is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

     We expect that the preferred securities will meet the criteria of "publicly-offered securities" under the Plan Assets Regulation and, therefore, the assets held by the Trust should not be considered "plan assets" for ERISA purposes. The underwriters expect that the preferred securities will be held by at least 100 independent investors at the conclusion of the offering, there are no restrictions imposed on the transfer of the preferred securities and the preferred securities will be sold as part of an offering pursuant to an effective registration statement under the Securities Act, and then will be timely registered under the Exchange Act.

     However, there can be no assurance that the publicly-offered security exception or any of the other exceptions set forth in the Plan Assets Regulation will apply to the purchase of preferred securities offered in this prospectus supplement and, as a result, an investing Plan's assets could be considered to include an undivided interest in the debentures that we hold. In the event that our assets are considered assets of an investing Plan, our trustees, MBNA, and/or other persons, in providing services with respect to the debentures, could be considered fiduciaries to such Plan and subject to the fiduciary responsibility provisions of Title I of ERISA. In addition, certain transactions involving us and/or the preferred securities could be deemed to constitute direct or indirect prohibited transactions under ERISA, Section 4975 of the Internal Revenue Code or Similar Law with respect to a Plan. For example, if MBNA is a Party in Interest with respect to an investing Plan, extensions of credit between us and MBNA (as represented by the debentures and the guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Internal Revenue Code.

     Regardless of whether there is an exemption available under the Plan Assets Regulation, the Department of Labor has issued prohibited transaction class exemptions that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the preferred securities. Those class exemptions include:

     - PTCE 96-23 (for certain transactions determined by in-house asset managers);

     - PTCE 91-38 (for certain transactions involving bank collective investment funds);

     - PTCE 95-60 (for certain transactions involving insurance company general accounts);

     - PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts); and

     - PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

In light of the prohibitions of ERISA, Section 4975 of the Internal Revenue Code and Similar Laws, the preferred securities may not be purchased or held by any Plan, any Plan Asset Entity, or any other person investing "plan assets" of any Plan, unless such purchase and holding is covered by a prohibited transaction class exemption set forth above, or another applicable exemption. If a purchaser or holder of the preferred securities that is a Plan or a Plan Asset Entity elects to rely on an exemption other than a prohibited transaction class exemption, we and MBNA may require a satisfactory opinion of counsel or other evidence with respect to the availability of such exemption for such purchase and holding. Any purchaser or holder of the preferred securities that is a Plan or a Plan Asset Entity or is purchasing such securities on behalf of or with "plan assets" of any Plan will be deemed to have represented by its purchase and holding thereof that:

     - the purchase and holding of the preferred securities (i) satisfies the requirements of, and is entitled to full exemptive relief under a prohibited transaction class exemption set forth above or another applicable exemption or (ii) will not result in a prohibited transaction under ERISA, the Internal Revenue Code or a violation of any applicable Similar Laws,

     - MBNA and our trustees are not "fiduciaries" within the meaning of Section 3(21) of ERISA and the regulations thereunder with respect to such person's interest in the preferred securities or the debentures, and

     - in purchasing the preferred securities, such person approves the purchase of the debentures and the appointment of our trustees.

     Although, as noted above, governmental plans and certain other plans are not subject to ERISA, including the prohibited transaction provisions thereof, or of Section 4975 of the Internal Revenue Code, Similar Laws governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction provisions similar to those under ERISA and Section 4975 of the Internal Revenue Code discussed above. Similarly, fiduciaries of other plans not subject to ERISA may be subject to other legal restrictions under applicable Similar Laws. Accordingly, fiduciaries of governmental plans or other plans not subject to ERISA, in consultation with their advisors, should consider the impact of their respective Similar Laws on their investment in preferred securities, and the considerations discussed above, to the extent applicable.

     The foregoing discussion is general in nature and is not intended to be inclusive.

Consequently, and due to the complexity of the fiduciary responsibility and prohibited transaction rules described above and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the preferred securities on behalf of or with "plan assets" of any Plan consult with their counsel, prior to any such purchase, regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment and whether any exemption would be applicable and determine on their own whether all conditions of such exemption or exemptions have been satisfied such that the acquisition and holding of preferred securities by the purchaser Plan are entitled to full exemptive relief thereunder.

                                  UNDERWRITING

     Salomon Smith Barney Inc. is acting as representative of the underwriters listed below. Subject to the terms and conditions stated in the underwriting agreement relating to the preferred securities, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of preferred securities shown opposite the underwriter's name:

                                                              NUMBER OF
                                                              PREFERRED
UNDERWRITERS                                                  SECURITIES
------------                                                  ----------
Salomon Smith Barney Inc. ..................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
Morgan Stanley & Co. Incorporated...........................
Prudential Securities Incorporated..........................
UBS Warburg LLC.............................................
Banc of America Securities LLC..............................
Credit Suisse First Boston Corporation......................
Deutsche Bank Securities Inc. ..............................
J.P. Morgan Securities Inc. ................................
Lehman Brothers Inc. .......................................
                                                               --------
  Total.....................................................
                                                               ========

     The underwriting agreement provides that the obligations of the underwriters to purchase the preferred securities included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the preferred securities if they purchase any of the preferred securities.

     The underwriters propose to offer some of the preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus and some of the preferred securities to dealers at the public
offering price less a concession not to exceed $     per preferred security. The
underwriters may allow, and dealers may reallow, a concession not to exceed
$     per preferred security on sales to other dealers. If all of the preferred securities are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

     The following table summarizes the commissions to be paid by MBNA to the underwriters in connection with this offering.

Public offering price.......................................  $
Underwriting commissions to be paid by MBNA.................  $
Proceeds (before expenses) to MBNA Capital D................  $

     Application has been made for listing of the preferred securities on the New York Stock Exchange. The trading symbol of the preferred securities is
expected to be "       ." MBNA expects the preferred securities will begin
trading on the New York Stock Exchange within 30 days after they are first issued.

     In connection with the offering, Salomon Smith Barney, on behalf of the underwriters, may purchase and sell preferred securities in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of preferred securities in excess of the principal amount of preferred securities to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the preferred securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of preferred securities made for the purpose of preventing or retarding a decline in the market price of the preferred securities while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney, in covering syndicate short positions or making stabilizing purchases, repurchases preferred securities originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the preferred securities. They may also cause the price of the preferred securities to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that our total expenses for this offering will be approximately
$          .

     The underwriters have performed investment banking and advisory services for MBNA and its affiliates from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for MBNA and its affiliates in the ordinary course of their business.

     We and MBNA have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

     It is expected that delivery of the preferred securities will be made on or about the date specified on the cover page of this prospectus supplement, which
will be the      business day following the date of this prospectus supplement.
Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the preferred securities on the date of this prospectus supplement or
the      succeeding business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisor.

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the trust agreement and the formation of the Trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to MBNA and the Trust. The validity of the guarantee and the debentures will be passed upon for MBNA by Simpson Thacher & Bartlett and for the underwriters by Cleary, Gottlieb, Steen & Hamilton. Simpson Thacher & Bartlett and Cleary, Gottlieb, Steen & Hamilton will rely upon the opinion of John W. Scheflen, General Counsel of MBNA, as to matters of Maryland law and the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. Certain matters relat-ing to United States federal income tax considerations described in this prospectus supplement will be passed upon for MBNA by Simpson Thacher & Bartlett. Mr. Scheflen owns beneficially in excess of 1,000,000 shares of MBNA common stock, including options exercisable within 60 days under our stock incentive plans. Simpson Thacher & Bartlett and Richards, Layton & Finger regularly perform legal services for MBNA and its subsidiaries.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements which are incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                   PROSPECTUS


$10,000,000,000                                            [MBNA CORPORATION LOGO]
MBNA CORPORATION

-------------------------------

                                     MBNA Corporation may offer and sell --
                                     -- Debt Securities
                                     -- Preferred Stock
                                     -- Common Stock
 A security is not a deposit         -- Securities Warrants
 and the securities are not          -- Currency Warrants
 insured or guaranteed               -- Stock Purchase Contracts
 by the Federal Deposit              -- Stock Purchase Units
 Insurance Corporation               -- Prepaid Stock Purchase Contracts
 or any other                        ------------------
 governmental agency.
                                     MBNA Capital D, MBNA Capital E, MBNA Capital F and MBNA
 This prospectus may be used to      Capital G may offer and sell --
 offer and sell securities only      -- Trust Preferred Securities Guaranteed by MBNA
 if accompanied by the                  Corporation
 prospectus supplement for
 those securities.                   We will provide specific terms of these securities in
                                     supplements to this prospectus. You should read this
                                     prospectus and any supplements carefully before you
                                     invest.
-------------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               September 28, 2000

              IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS
             PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

     We provide information to you about the securities in three separate documents that progressively provide more detail:

     - this prospectus, which provides general information, some of which may not apply to your securities;

     - the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

     - a pricing supplement, which describes the specific and final terms of your securities.

     If the terms of your securities vary between the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

     -  the pricing supplement;

     -  the prospectus supplement; and

     -  the prospectus.

     You should rely only on the information provided in this prospectus and the accompanying prospectus supplement including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. We do not claim the accuracy of the information in this prospectus or the accompanying prospectus supplement as of any date other than the dates stated on their respective covers.

     We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

     Parts of this prospectus use defined terms. You can find a listing of the pages where definitions used in this prospectus are defined under the caption "Index of Terms for Prospectus" beginning on page 41 in this prospectus.

                            ------------------------

                               TABLE OF CONTENTS

                                           Page
                                           ----
ABOUT THIS PROSPECTUS....................    4

WHERE YOU CAN FIND MORE INFORMATION......    4

THE COMPANY..............................    5

THE TRUSTS...............................    5

USE OF PROCEEDS..........................    6

RATIO OF EARNINGS TO FIXED
     CHARGES AND RATIO OF EARNINGS TO
     COMBINED FIXED CHARGES AND PREFERRED
     STOCK DIVIDEND REQUIREMENTS.........    6

REGULATORY MATTERS.......................    7
     General.............................    7
     Dividend Limitations................    7
     Holding Company Structure...........    8
     Capital Adequacy....................    9
     Regulatory Capital Ratios...........    9
     FDICIA and FDIC Insurance...........   10
     Regulation of the Credit Card
       Business..........................   11
     Federal Financial Institutions
       Examination Council...............   12

DESCRIPTION OF DEBT SECURITIES...........   12
     General.............................   12
     Subordination of Subordinated Debt
       Securities........................   14
     Restriction on Sale or Issuance of
       Voting Stock of the Bank..........   15
     Events of Default...................   16
     Defeasance and Covenant
       Defeasance........................   17
     Modification and Waiver.............   18
     Consolidation, Merger and Sale of
       Assets............................   19
     Global Debt Securities..............   19
     Concerning the Trustees.............   20

DESCRIPTION OF PREFERRED STOCK...........   20
     General.............................   20
     Rank................................   21
     Dividend Rights.....................   21
     Voting Rights.......................   21
     Rights Upon Liquidation.............   22
     Redemption..........................   22
     Conversion..........................   22
     Depositary Shares...................   22

DESCRIPTION OF COMMON STOCK..............   24

DESCRIPTION OF SECURITIES WARRANTS.......   25

DESCRIPTION OF CURRENCY WARRANTS.........   25

DESCRIPTION OF STOCK PURCHASE CONTRACTS
  AND STOCK PURCHASE UNITS...............   27

                                           Page
                                           ----

DESCRIPTION OF THE JUNIOR SUBORDINATED
  DEBT SECURITIES........................   27
     General.............................   27
     Terms...............................   28
     Subordination.......................   29
     Certain Covenants of MBNA
       Corporation.......................   29
     Option to Defer Interest Payments...   30
     Modification of Indenture...........   30
     Events of Default...................   31
     Enforcement of Certain Rights by
       Holders of Trust Preferred
       Securities........................   32
     Consolidation, Merger, Sale of
       Assets and Other Transactions.....   32
     Satisfaction and Discharge..........   32
     Information Concerning the Junior
       Subordinated Trustee..............   32
     Governing Law.......................   33

DESCRIPTION OF TRUST PREFERRED
  SECURITIES.............................   33
     General.............................   33
     Events of Default...................   34
     Common Securities...................   34
     Information Concerning the Property
       Trustee...........................   35

DESCRIPTION OF THE TRUST PREFERRED
  SECURITIES GUARANTEES..................   35
     General.............................   35
     Status of the Trust Preferred
       Securities Guarantees.............   36
     Modification of the Trust Preferred
       Securities Guarantees;
       Assignment........................   36
     Termination.........................   37
     Events of Default...................   37
     Information Concerning the Trust
       Preferred Securities Guarantee
       Trustee...........................   37
     Governing Law.......................   37

RELATIONSHIP AMONG TRUST PREFERRED
  SECURITIES, THE JUNIOR SUBORDINATED
  DEBT SECURITIES AND THE GUARANTEES.....   37
     Full and Unconditional Guarantee....   37
     Sufficiency of Payments.............   38
     Enforcement Rights of Holders of
       Trust Preferred Securities........   38

PLAN OF DISTRIBUTION.....................   38

VALIDITY OF SECURITIES...................   39

EXPERTS..................................   40

INDEX OF TERMS FOR PROSPECTUS............   41

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, the "Commission," utilizing a "shelf" registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $10,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "the Company," "we," "us," "our" or similar references mean MBNA Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the Commission located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 or over the Internet at the Commission's home page at http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This prospectus constitutes part of a Registration Statement on Form S-3 filed with the Commission under the Securities Act of 1933. It omits some of the information contained in the Registration Statement, and you should refer to the Registration Statement for further information about us and the securities offered by this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission is not necessarily complete, and in each instance you should refer to the copy of the document filed.

     The Commission allows us to disclose important information to you by referring you to documents we have filed or will file with them. The information "incorporated by reference" is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede previously filed information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, the "Exchange Act," until we sell all of the securities:

          1. Our Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Form 10-K/A-1 provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K promulgated by the Commission shall not be deemed to be specifically incorporated by reference herein.

          2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

          3. Our Current Reports on Form 8-K dated January 10, 2000, January 31, 2000,

     February 29, 2000, March 8, 2000, March 28, 2000, March 31, 2000, April 12,
     2000, April 13, 2000, April 30, 2000, May 11, 2000, May 31, 2000, June 1,
     2000, June 23, 2000, June 28, 2000, June 30, 2000, July 12, 2000, July 20,
     2000, July 31, 2000, August 14, 2000, August 23, 2000, August 31, 2000,
     September 8, 2000 and September 28, 2000.

          4. The description of our Common Stock contained in our registration statement filed on Form 8-A on January 18, 1991 under the Exchange Act.

     You may request a copy of these filings at no cost, by directing your request to MBNA Corporation, Wilmington, Delaware 19884-0131, Attention:
Investor Relations (800) 362-6255.

     We have not included any separate financial statements for the trusts. They were omitted because the trusts are our wholly-owned subsidiaries with no independent operations and we guarantee the payments and distributions relating to the trust preferred securities, the "Trust Preferred Securities." Although the trusts would normally be required to file information with the Commission on an ongoing basis, we expect the Commission to exempt the trusts from this filing obligation for as long as we continue to file our information with the Commission.

                                  THE COMPANY

     We are a registered bank holding company incorporated under the laws of Maryland in 1990. We are the parent corporation of MBNA America Bank, National Association, the "Bank," a national bank organized in January 1991, as the successor to a national bank organized in 1982.

     Our principal executive offices are located in Wilmington, Delaware 19884, and our telephone number is (800) 362-6255.

                                   THE TRUSTS

     The four trusts are Delaware business trusts formed to raise capital for us by issuing common securities to us and by issuing Trust Preferred Securities under this prospectus and one or more prospectus supplements to you, and investing the proceeds in the junior subordinated debt securities, the "Junior Subordinated Debt Securities," issued by us. The Junior Subordinated Debt Securities will be the sole assets of each trust, and payments under the Junior Subordinated Debt Securities will be the sole revenue of each trust.

     We will directly or indirectly own all of the common securities of each of our trusts. The common securities will rank equally with, and each trust will make payments on the common securities in proportion to, the Trust Preferred Securities, except that if an event of default occurs under the trust agreement of one of the trusts, our rights, as holder of the common securities, to payments will be subordinated to your rights as holder of the Trust Preferred Securities. We will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to not less than 3 percent of the total capital of each of our trusts.

     Each of our trusts has a term of approximately 55 years, but may dissolve earlier as provided in its trust agreement. Each of our trusts' business and affairs will be conducted by the trustees we appoint, as the direct or indirect holder of all of the common securities. The trustees for each trust will be The Bank of New York as the property trustee, The Bank of New York, as the Delaware trustee and two administrative trustees who are employees or officers of or affiliated with us. The Bank of New York, as property trustee, will act as sole trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. The Bank of New York will also act as trustee under the guarantees and the indenture. We, as holder of the common securities, are entitled to appoint, remove or replace any of the trustees of our trusts. The duties and obligations of the trustees or each trust are governed by the applicable trust agreement.

     We will pay all of our trusts' fees and expenses, including those related to each trust and the offering of the Trust Preferred Securities. In addition, we guarantee payments on the Trust Preferred Securities to the extent that our trusts have funds to make payments on the Trust Preferred Securities.

     Each trust's executive office is Wilmington, Delaware 19884 and the telephone number is (800) 362-6255.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus and the applicable prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of maturing debt, possible acquisitions, investments in, or extension of credit to, our subsidiaries and the possible acquisition of real property for use in our business. Any proceeds of securities issued by any of our trusts will be used to purchase Junior Subordinated Debt Securities from us. We will use the proceeds from the sale of the Junior Subordinated Debt Securities for the purposes described above.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     Our consolidated ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividend requirements are as follows:

                                            FOR THE SIX
                                           MONTHS ENDED
                                             JUNE 30,      FOR THE YEAR ENDED DECEMBER 31,
                                           -------------   --------------------------------
                                           2000     1999   1999   1998   1997   1996   1995
                                           ----     ----   ----   ----   ----   ----   ----
                                                             (UNAUDITED)
EARNINGS TO FIXED CHARGES:
  Including Interest on Deposits.........  2.06     2.04   2.23   2.01   1.98   1.96   1.95
  Excluding Interest on Deposits.........  4.78     4.25   4.91   3.96   3.98   4.20   4.39
EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDEND REQUIREMENTS:
  Including Interest on Deposits.........  2.03     2.00   2.19   1.97   1.92   1.91   1.95
  Excluding Interest on Deposits.........  4.54     4.02   4.65   3.75   3.64   3.81   4.33

     The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by fixed charges and preferred stock dividend requirements. Fixed charges consist of interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the portion of rental expense which is deemed representative of interest. The preferred stock dividend requirements represent the pretax earnings which would have been required to cover the dividend requirements on our preferred stock outstanding.

                               REGULATORY MATTERS

     THE FOLLOWING DISCUSSION DESCRIBES CERTAIN OF THE ELEMENTS OF THE COMPREHENSIVE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND BANKS AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO US AND OUR SUBSIDIARIES. FEDERAL REGULATION OF FINANCIAL INSTITUTIONS SUCH AS THE COMPANY AND THE BANK IS INTENDED PRIMARILY FOR THE PROTECTION OF DEPOSITORS AND THE BANK INSURANCE FUND RATHER THAN STOCKHOLDERS OR OTHER CREDITORS.

GENERAL

     As a bank holding company, we are subject to the supervision of the Board of Governors of the Federal Reserve System, the "Federal Reserve Board." The Bank is subject to supervision and examination by applicable federal agencies, principally the Office of the Comptroller of the Currency, the "OCC," which is the Bank's primary regulator. The Bank's deposits are insured by, and therefore the Bank is also subject to the regulations of, the Federal Deposit Insurance Corporation, the "FDIC." In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

     As a bank holding company, we are also subject to regulation under the Bank Holding Company Act of 1956, the "BHCA," as amended by the Gramm-Leach-Bliley Act, and to the BHCA's examination and reporting requirements. Under the BHCA, bank holding companies must, in some cases, obtain the approval of the Federal Reserve Board prior to acquiring direct or indirect ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank. In addition, bank holding companies are prohibited under the BHCA from engaging in nonbanking activities other than those that the Federal Reserve Board has determined are closely related to banking. Bank holding companies that are financial holding companies are permitted to engage in a somewhat broader range of activities, but the Company is not a financial holding company.

     The earnings of the Bank, and therefore our earnings, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the FDIC and the OCC. In addition, there are numerous governmental requirements and regulations which affect our activities.

DIVIDEND LIMITATIONS

     The payment of dividends in the future and the amount of such dividends, if any, will be at the discretion of the Company's Board of Directors. The payment of preferred and common stock dividends by the Company may be limited by certain factors, including regulatory capital requirements, broad enforcement powers of the federal bank regulatory agencies, and tangible net worth maintenance requirements under the Company's revolving credit facilities. The payment of common stock dividends may also be limited by the terms of the outstanding preferred stock. If the Company has not paid scheduled dividends on the preferred stock, or declared the dividends and set aside funds for payment, the Company may not declare or pay any cash dividends on the common stock. In addition, if the Company defers interest payments for consecutive periods covering 10 semiannual periods or 20 consecutive quarterly periods, depending on the series, on its guaranteed preferred beneficial interests in Company's junior subordinated deferrable interest debentures, the Company may not be permitted to declare or pay any cash dividends on the Company's capital stock or interest on debt securities that have equal or lower priority than the junior subordinated deferrable interest debentures. During the six months ended June 30, 2000, we declared dividends on our preferred stock of $7.4 million and on our common stock of $128.3 million.

     We are a legal entity separate and distinct from our banking and other subsidiaries. The primary source of funds for payment of our preferred and common stock dividends is dividends received from the Bank. The amount of dividends that a bank may declare in any year is subject to certain regulatory restrictions. Generally, dividends declared in a given year by a national bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. In addition, a national bank may not pay any dividends in an amount greater than its undivided profit. Under current regulatory practice, national banks may pay dividends only out of current operating earnings. Also, a bank may not declare dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will depend on its future net income and capital requirements. At June 30, 2000, the amount of retained earnings available for declaration and payment of dividends from the Bank to us was $1.8 billion. Payment of dividends by the Bank to us, however, can be further limited by federal bank regulatory agencies.

     The Bank's payment of dividends to us may also be limited by a tangible net worth requirement under the senior syndicated revolving credit facility. If this facility had been drawn upon as of June 30, 2000, the amount of retained earnings available for declaration of dividends would have been further limited to $590.5 million.

     In addition, under the Federal Deposit Insurance Corporation Improvement Act of 1991, "FDICIA," a FDIC-insured depository institution may not make capital distributions, including the payment of dividends, or pay any management fees to its holding company if it is undercapitalized or if such payment would cause it to become undercapitalized. See "-- FDICIA and FDIC Insurance."

HOLDING COMPANY STRUCTURE

     The Bank is subject to restrictions under federal law which limit the transfer of funds by the Bank to us and our nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Any transfers by the Bank to us or any nonbanking subsidiary are limited in amount to 10% of the Bank's capital and surplus and, with respect to us and all nonbanking subsidiaries, to an aggregate of 20% of the Bank's capital and surplus. Furthermore, loans and extensions of credit by the Bank to us or our nonbanking subsidiaries are required to be secured in specified amounts.

     Extensions of credit and other transactions between the Bank and us must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the Bank as those prevailing at the time for comparable transactions with non-affiliated companies.

     Under Federal Reserve Board policy, we are expected to act as a source of financial strength to each of our subsidiary banks and to commit resources to support each subsidiary bank, in circumstances where we might not do so absent such policy. Any capital loans by us to a subsidiary bank would also be subordinate in right of payment to deposits and to certain other indebtedness of that bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Federal law permits the OCC to order the pro rata assessment of stockholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. The statute also provides for the enforcement of any such pro rata assessment of stockholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed stockholder failing to pay the assessment. We, as the sole stockholder of the Bank, are subject to such provisions.

CAPITAL ADEQUACY

     We are subject to risk-based capital guidelines adopted by the Federal Reserve Board for bank holding companies. The Bank is also subject to similar capital requirements adopted by the OCC. Under these requirements, the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital and Leverage ratios are maintained. Failure to meet these minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the federal bank regulators, that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.

     The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and other factors. At June 30, 2000, the Company's and the Bank's capital exceeded all minimum regulatory requirements to which they are subject, and the Bank was "well-capitalized" as defined under the federal bank regulatory guidelines. The risk-based capital ratios in the table below have been computed in accordance with regulatory accounting practices.

                           REGULATORY CAPITAL RATIOS
                                AT JUNE 30, 2000

                                                                                    WELL-
                                                                   MINIMUM       CAPITALIZED
                                                      RATIOS     REQUIREMENTS    REQUIREMENTS
                                                      -------    ------------    ------------
MBNA CORPORATION
  Tier 1............................................   14.62%        4.00%             (a)
  Total.............................................   16.85         8.00              (a)
  Leverage..........................................   14.72         4.00              (a)
MBNA AMERICA BANK, N.A.
  Tier 1............................................   11.55%        4.00%           6.00%
  Total.............................................   13.87         8.00           10.00
  Leverage..........................................   12.04         4.00            5.00

(a) Not applicable for bank holding companies.

     On March 8, 2000, the OCC, the Federal Reserve Board, the FDIC and the Office of Thrift Supervision proposed for comment regulations establishing new risk-based capital requirements for recourse arrangements and direct credit substitutes. "Recourse" for this purpose means any retained risk of loss associated with any transferred asset that exceeds a pro rata share of the bank's or holding company's remaining claim on the asset, if any. Under existing regulations, banks and bank holding companies have to maintain capital against the full amount of any assets for which risk of loss is retained, unless the resulting capital amount would exceed the maximum contractual liability or exposure retained, in which case the capital required would equal, dollar-for-dollar, such maximum contractual liability or exposure. The proposal would extend this treatment to direct credit substitutes. "Direct credit substitute" means any assumed risk of loss associated with any asset or other claim that exceeds the bank's or holding company's pro rata share of the asset or claim, if any.

     One aspect of the proposal specifically addresses securitizations and would base the capital charge for such transactions on credit ratings from nationally recognized statistical rating agencies.

     In August 2000, the federal banking regulators announced proposed changes in the capital treatment of "residual interests," which are defined for purposes of the proposal as on-balance sheet assets that (a) represent interests retained by the seller in financial assets transferred in securitizations or other transfers of financial assets and (b) are structured to absorb more than a pro rata share of credit loss related to the transferred assets. The proposal would require that risk-based capital be held in an amount equal to the amount of the residual interest, even if the capital charge exceeds the capital charge that applied to the transferred assets. The proposal also would deduct from Tier 1 capital any amount by which the sum of residual interests, nonmortgage servicing assets and purchased credit card relationships, exceeds 25% of Tier 1 capital.

     The proposals would result in a reduction in our regulatory capital ratios, but we do not currently anticipate any effect that would result in our becoming less than "well-capitalized" for regulatory capital purposes.

FDICIA AND FDIC INSURANCE

     FDICIA provides for expanded regulation of banks and bank holding companies. The expanded regulation includes expanded federal banking agency examinations and increased powers of federal banking agencies to take corrective action to resolve the problems of insured depository institutions with capital deficiencies. Those powers vary depending on which of several levels of capitalization a particular institution meets. FDICIA establishes five capital tiers: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

     FDICIA permits only "well-capitalized" institutions to accept brokered deposits without restrictions. As of June 30, 2000, the Bank met the FDIC's definition of a well-capitalized institution for purposes of accepting brokered deposits. For the purposes of the brokered deposit rules, a bank is defined to be "well-capitalized" if it maintains a ratio of Tier 1 capital to risk-adjusted assets of at least 6.0%, a ratio of Total capital to risk-adjusted assets of at least 10.0% and a leverage ratio of at least 5.0% and is not subject to any order, direction or written agreement to maintain specific capital levels. Under the regulatory definition of brokered deposits, as of June 30, 2000, the Bank had brokered deposits of $5.4 billion.

     The Bank is subject to FDIC deposit insurance assessments for the Bank Insurance Fund, the "BIF." Each financial institution is assigned to one of three capital groups -- well-capitalized, adequately capitalized or undercapitalized -- and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The assessment rate applicable to the Bank in the future will depend in part upon the risk assessment classification assigned to the Bank by the FDIC and in part on the BIF assessment schedule adopted by the FDIC. The Deposit Insurance Funds Act of 1996, "DIFA," provides that premiums related to deposits assessed by the BIF are to be assessed at a rate of between 0 cents and 27 cents per $100 of deposits.

     DIFA also separated, effective January 1, 1997, the Financing Corporation, "FICO," assessment to service the interest on its bond obligations from the BIF and the Savings Association Insurance Fund, "SAIF," assessments. The amount assessed on individual institutions by the FICO will be in addition to the amount, if any, paid for deposit insurance according to the FDIC's risk-related assessment rate schedules. FICO assessment rates for the third quarter of 2000 were set at 2.06 basis points annually for assessable deposits. The rate may be adjusted quarterly to reflect a change in assessment base.

REGULATION OF THE CREDIT CARD BUSINESS

     The relationship between the Bank and its cardholders is extensively regulated by federal and state consumer protection laws. The Truth in Lending Act requires credit card issuers to make certain disclosures along with their applications and solicitations, upon opening an account and with each periodic statement. The Truth in Lending Act also imposes certain substantive requirements and restrictions on credit card issuers and provides cardholders with certain rights to dispute unauthorized charges and to have their billing errors corrected promptly. Cardholders are also given the right to have their payments promptly credited to their accounts.

     The Equal Credit Opportunity Act prohibits lenders from making credit decisions based on sex, race and marital status among others. In order to protect borrowers from such discrimination, the Equal Credit Opportunity Act requires credit card issuers to disclose the principal reasons they took adverse action against an applicant or a cardholder.

     The Fair Credit Reporting Act generally regulates credit reporting agencies, but also imposes some duties on credit card issuers as users of consumer credit reports. For instance, the Fair Credit Reporting Act prohibits the use of a consumer credit report by a credit card issuer except in connection with a proposed business transaction with the consumer. The Fair Credit Reporting Act also requires that credit card issuers notify consumers when they take adverse action based upon information obtained from credit reporting agencies.

     The federal regulators are authorized to impose penalties for violations of these statutes and, in certain cases, to order the Bank to pay restitution to injured cardholders. Cardholders may bring actions for damages for such violations. In addition, a cardholder may be entitled to assert a violation of these consumer protection laws by way of set-off against his obligation to pay the outstanding credit card balance.

     In May 1996, Andrew B. Spark filed a lawsuit against the Company, the Bank and certain of its officers and its subsidiary, MBNA Marketing Systems, Inc. The case is pending in the United States District Court for the District of Delaware. This suit is a purported class action. The plaintiff alleges that the Bank's advertising of its cash promotional annual percentage rate program was fraudulent and deceptive. The plaintiff seeks unspecified damages including actual, treble and punitive damages and attorneys' fees for an alleged breach of contract, violation of the Delaware Deceptive Trade Practices Act and the federal Racketeer Influenced and Corrupt Organizations Act. In February 1998, a class was certified. The Company believes its advertising practices are proper under applicable federal and state law. In October 1998, Gerald D. Broder filed a lawsuit against the Company and the Bank in the Supreme Court of the State of New York, County of New York. This suit is a purported class action. The plaintiff alleges that the Bank's advertising of its cash promotional annual percentage rate program was fraudulent and deceptive. The plaintiff seeks unspecified damages including actual, treble and punitive damages and attorneys' fees for an alleged breach of contract, common law fraud and violation of New York consumer protection statutes. In April 2000, summary judgment was granted to the Company on the common law fraud claim and a class was certified by the court. In May 2000, the Company filed an appeal from the order certifying a class and denying part of defendants' motion for summary judgment. The Company believes that its adver-tising practices are proper under applicable federal and state law and intends to defend these actions vigorously.

FEDERAL FINANCIAL INSTITUTIONS EXAMINATION COUNCIL

     In February 1999, the Federal Financial Institutions Examination Council published a revised policy statement on the classification of consumer loans. The revised policy establishes uniform guidelines for the charge-off of loans to delinquent, bankrupt, and deceased borrowers, for charge-off of fraudulent accounts, and for re-aging, extending, deferring or rewriting delinquent accounts. The guidelines must be implemented by December 31, 2000. We expect to implement the guidelines prior to or on December 31, 2000. We will accelerate charge-off of some delinquent loans when we implement the guidelines, and we do not expect implementation to have a material impact on our consolidated statement of income for the year ended December 31, 2000.

                         DESCRIPTION OF DEBT SECURITIES

     We may from time to time offer and sell debt securities, consisting of debentures, notes and/or other unsecured evidences of indebtedness, the "Debt Securities." The Debt Securities will be either our unsecured senior debt securities, the "Senior Debt Securities," or our unsecured subordinated debt securities, the "Subordinated Debt Securities." The Senior Debt Securities will be issued under an Indenture, the "Senior Indenture," between us and Bankers Trust Company, as Trustee, the "Senior Trustee." The Subordinated Debt Securities are to be issued under a second Indenture, the "Subordinated Indenture," between us and The Bank of New York, as Trustee, the "Subordinated Trustee." The Senior Indenture and the Subordinated Indenture are together called the "Indentures" and the Senior Trustee and the Subordinated Trustee are together called the "Trustees."

     The following summary of certain provisions of the Indentures is not complete. You should refer to the Indentures, copies of which are exhibits to the registration statement of which this prospectus is a part, Registration Statement File No. 333-45814; the "Registration Statement." Section references below are to the section in the applicable Indenture. Capitalized terms have the meanings assigned to them in the applicable Indenture. The referenced sections of the Indentures and the definitions of capitalized terms are incorporated by reference.

     The following sets forth certain general terms and provisions of the Debt Securities. The particular terms of the Debt Securities offered by any prospectus supplement will be described in the prospectus supplement relating to the offered Debt Securities.

     We are a bank holding company, and our right to participate as a stockholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or winding-up is subject to the prior claims of creditors of any subsidiary. Consequently, the ability of the holders of the Debt Securities to benefit, as creditors of the Company, from any distributions is also subject to these prior claims. The Bank is subject to claims by creditors for long-term and short-term debt obligations, including deposit liabilities, obligations for federal funds purchased and securities sold under repurchase agreements. There are also various legal limitations on the extent to which the Bank may pay dividends or otherwise supply funds to the Company or its affiliates. See "Regulatory Matters."

GENERAL

     The Indentures do not limit the amount of Debt Securities that we may issue. Each Indenture provides that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be our unsecured obligations.

     The Indentures and the Debt Securities do not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness, that would require us or an acquiror to repurchase Debt Securities in the event of a "change in control" or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving us or our subsidiaries. You should read the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants described below that are applicable to the Debt Securities.

     Unless otherwise indicated in the applicable prospectus supplement, principal of, premium, if any, and interest on the Debt Securities will be payable at our office or agency in the Borough of Manhattan, The City of New York, provided that, at our option, interest may be paid by mailing a check to the address of the person receiving interest as it appears on the register for the Debt Securities. Transfers of Debt Securities may be made at the same location. (Sections 301, 305 and 1002) The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 or integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange. (Section 305)

     The prospectus supplement relating to the particular series of Debt Securities being offered will specify the particular terms of those Debt Securities. The terms may include:

     - the title and type of the Debt Securities;

     - any limit on the aggregate principal amount of the Debt Securities;

     - the date or dates on which the principal of the Debt Securities will mature;

     - the interest rate or rates, which may be fixed or variable, of the Debt Securities, if any, and the date or dates from which any interest will accrue;

     - the interest payment dates and the regular record dates for the interest payment dates;

     - the place or places where payments may be made on the Debt Securities;

     - any mandatory or optional sinking funds or analogous provisions;

     - the date, if any, after which and the price or prices at which the Debt Securities may be redeemed and other detailed terms and provisions of any optional or mandatory redemption provision;

     - our obligation, if any, to redeem or repurchase the Debt Securities at the option of the holder;

     - if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Debt Securities will be issuable;

     - if other than the principal amount thereof, the portion of the principal amount of the Debt Securities that will be payable upon the declaration of acceleration of the maturity thereof;

     - the currency of payment of principal of and any premium and interest on the Debt Securities;

     - any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

     - if the Debt Securities will be issuable only in the form of a Global Security, the Depositary or its nominee with respect to the Debt Securities and the circumstances under which the Global Security may be registered for transfer or exchange in the name of a person other than the Depositary or its nominee;

     - the applicability, if any, of the provisions described under "Defeasance and Covenant Defeasance;"

     - any additional event of default, and in the case of any Subordinated Debt Securities, any additional event of default that would result in the acceleration of the maturity thereof; and

     - any other terms of the Debt Securities. (Section 301)

     Some of the Debt Securities may be issued as original issue discount Debt Securities. Original issue discount Debt Securities are securities sold by us for substantially less than their stated principal amount. Federal income tax consequences and other special considerations applicable to any original issue discount Debt Securities will be described in the applicable prospectus supplement. (Section 101)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the applicable prospectus supplement, the following provisions apply to the Subordinated Debt Securities. The following section references are to sections of the Subordinated Indenture.

     The Subordinated Debt Securities will be subordinated in right of payment to all Senior Indebtedness, as defined below. In certain events of insolvency, payments on the Subordinated Debt Securities will also be effectively subordinated in right of payment to all Other Financial Obligations, as defined below. In certain circumstances relating to any liquidation, dissolution, winding-up, reorganization, insolvency or similar proceeding of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full before the holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the Subordinated Debt Securities. (Section
1302) If, after all payments have been made to the holders of Senior Indebtedness, (A) there are amounts available for payment on the Subordinated Debt Securities and (B) any person entitled to payment according to the terms of Other Financial Obligations has not received full payment, then amounts available for payments on the Subordinated Debt Securities will first be used to pay in full such Other Financial Obligations before any payment may be made on the Subordinated Debt Securities.

     In the event of the acceleration of the maturity of any Subordinated Debt Securities, all Senior Indebtedness will have to be repaid before any payment can be made on the Subordinated Debt Securities. (Section 1303) No payments on the Subordinated Debt Securities may be made in the event:

     - there is a default in any payment with respect to any Senior Indebtedness, or an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity of the Senior Indebtedness, or

     - if there is pending any judicial proceeding with respect to any default. (Section 1304)

     By reason of the subordination, in the event of our insolvency, our creditors who are not holders of Senior Indebtedness or the Subordinated Debt Securities may recover less, proportionately, than holders of Senior Indebtedness and may recover more, proportionately, than holders of the Subordinated Debt Securities.

     "Senior Indebtedness" is defined in the Subordinated Indenture to mean the principal of, premium, if any, and interest on (A) all indebtedness for money borrowed by us, including indebtedness of others that we guarantee, other than the Subordinated Debt Securities, whether outstanding on the date of the Subordinated Indenture or created, assumed or incurred after that date and (B) any amendments, renewals, extensions, modifications and refundings of any indebtedness, unless in either case the instrument evidencing any such indebtedness provides that the indebtedness is not superior in right of payment to the Subordinated Debt Securities. (Section 101) For the purposes of this definition, "indebtedness for money borrowed" is defined as:

     - any obligation of ours or any obligation guaranteed by us for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

     - any deferred payment obligation of ours or any such obligation guaranteed by us for the payment of the purchase price of property or assets evidenced by a note or similar instrument; and

     - any obligation of ours or any such obligation guaranteed by us for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on our balance sheet under generally accepted accounting principles.

     "Other Financial Obligations" is defined in the Subordinated Indenture to mean all of our obligations to make payment pursuant to the terms of financial instruments, such as:

     - securities contracts and foreign currency exchange contracts;

     - derivative instruments, such as swap agreements (including interest rate and currency and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts and commodity options contracts; and

     - in the case of the instruments described above, similar financial instruments other than obligations on account of Senior Indebtedness and obligations on account of indebtedness for money borrowed ranking equal or subordinate to the Subordinated Debt Securities. (Section 101)

     The Subordinated Indenture does not limit the amount of other indebtedness that we or any of our subsidiaries may issue. As of June 30, 2000, the aggregate principal amount of Senior Indebtedness we had outstanding was $1.4 billion.

RESTRICTION ON SALE OR ISSUANCE OF VOTING STOCK OF THE BANK

     The Senior Indenture contains a covenant by us that neither we nor any subsidiary will sell, assign, transfer, grant a security interest or otherwise dispose of any shares of voting stock, or any securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank or any subsidiary owning any shares of the Bank. In addition, we will not permit the Bank or any subsidiary owning any shares of voting stock of the Bank to issue any shares of the Bank's voting stock or any securities convertible into, or options, warrants or rights to purchase shares of the Bank's voting stock. These restrictions will not apply to sales, assignments, transfers, issuances, grants of security interests or other dispositions which:

     - are for fair market value, as determined by our Board of Directors, and if, after giving effect to the transaction, we will own not less than 80% of the shares of voting stock of the Bank or any such subsidiary owning any shares of voting stock of the Bank free and clear of any security interest;

     - are made (x) in compliance with an order of a court or regulatory authority of competent jurisdiction, or (y) in compliance with a condition imposed by any court or authority permitting us to acquire any other bank or entity the activities of which are legally permissible for us or any subsidiary to engage in, or (z) in compliance with an undertaking made to such an authority in connection with an acquisition by us of any bank or entity the activities of which are legally permissible for us or any subsidiary to engage in, provided that, in the case of clauses (y) and (z), the assets of the bank or entity being acquired and its consolidated subsidiaries equal or exceed

       75% of the assets of the Bank or any subsidiary owning any shares of voting stock of the Bank and its respective consolidated subsidiaries on the date of acquisition; or

     - are made to us or any wholly-owned subsidiary.

Notwithstanding the restrictions described above, the Bank may be merged into or consolidated with another banking institution organized under the laws of the United States, any State or the District of Columbia, if, after giving effect to the merger or consolidation, we or any wholly-owned subsidiary owns at least 80% of the voting stock of the other banking institution then issued and outstanding free and clear of any security interest and if, immediately after giving effect to the merger or consolidation, no event of default exists. (Section 1008) This restriction is not included in the Subordinated Indenture.

EVENTS OF DEFAULT

     Unless otherwise provided in the applicable prospectus supplement, the Indentures define an event of default as any one of the following events:

     - default in the payment of any interest upon any Debt Security and continuance of that default for a period of 30 days (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions);

     - default in the payment of the principal of (or premium, if any, on) any Debt Security at its maturity (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions);

     - failure to deposit any sinking fund payment (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions);

     - our failure to perform any other covenants or warranties in the applicable Indenture, other than a covenant or warranty included in the applicable Indenture solely for the benefit of a series of Debt Securities under the applicable Indenture other than that series, continuing for 60 days after the holders of at least 25% in principal amount of the outstanding Debt Securities have given written notice;

     - our failure, or the Bank's failure, to pay the principal of, or acceleration of, any indebtedness for borrowed money in an aggregate principal amount exceeding $10,000,000, if the acceleration is not annulled within 10 days after due notice;

     - certain events relating to our or the Bank's bankruptcy, insolvency or reorganization; and

     - any other event of default provided with respect to Debt Securities of that series. (Section 501)

     If an event of default occurs with respect to the Debt Securities, the Trustee under the applicable Indenture will give the holders of the Debt Securities notice of the default. However, if we fail to perform certain covenants or warranties in the applicable Indenture, the Trustee will not give notice to holders until at least 30 days after the 60-day cure period has expired. (Section 602)

     If any event of default with respect to the Senior Debt Securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount or, if the Debt Securities of that series are original issue discount Debt Securities, a specified portion of the principal amount of all the Senior Debt Securities of that series to be due and payable immediately. The Trustee and the holders will not be entitled to accelerate the maturity of the Subordinated Debt Securities upon the occurrence of any of the events of default described above except in the case of certain events relating to our bankruptcy, insolvency or reorganization. There is no right of acceleration in the case of a default in the performance of any covenant with respect to the Subordinated Debt Securities, including the payment of interest or principal. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may, under certain circumstances, rescind and annul the acceleration. (Section 502)

     The Indentures provide that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered reasonable indemnity to the Trustee. (Section 603) Subject to the provisions for the indemnification of the Trustee and to certain other conditions, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

     No holder of any series of Debt Securities will have any right to institute any proceeding with respect to the applicable Indenture or for the appointment of a receiver or a trustee or for any remedy under the applicable Indenture, unless:

     - the holder will have previously given to the Trustee written notice of a continuing event of default;

     - the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series will have made written request, and offered reasonable indemnity, to the Trustee to institute the proceeding as trustee; and

     - the Trustee will not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request and will have failed to institute the proceeding within 60 days. (Section 507)

     However, these limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on the Debt Security on or after the respective due dates expressed in the Debt Security. (Section 508)

     We are required under each Indenture to furnish to the Trustee annually a statement as to our performance of certain obligations under the Indenture and as to any default in the performance. (Section 1004)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indentures provide, if the provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the applicable Indenture, which will be indicated in the applicable prospectus supplement, that we may elect either (a) to defease and be discharged from all obligations relating to the Debt Securities then outstanding, including, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" and except for certain obligations to register the transfer of or exchange of the Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold monies for payment in trust, referred to as "defeasance" or (b) to be released from our obligations with respect to the Debt Securities under any covenant applicable to the Debt Securities which is determined pursuant to Section 301 of the applicable Indenture to be subject to covenant defeasance and, with respect to Senior Debt Securities, to be released from our obligations concerning the restriction on sale or issuance of voting stock described under "Restriction on Sale or Issuance of voting stock of the Bank," referred to as "covenant defeasance," and the occurrence of an event described in the fourth item regarding covenants subject to covenant defeasance or the fifth item listed under "Events of Default" above will no longer be an event of default, in each case (a) or (b), if we deposit, in trust, with the Trustee under the applicable Indenture, money or U.S. Government Obligations, which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of (and premium, if any) and interest on such Debt Securities on the dates such payments are due, which may include one or more redemption dates designated by us, and any mandatory sinking fund or analogous payments thereon in accordance with the terms of the Debt Securities. This trust may only be established if, among other things:

     - no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the Indenture will have occurred and be continuing on the date of the deposit;

     - the deposit will not cause the Trustee under the applicable Indenture to have any conflicting interest with respect to our other securities;

     - we will have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit or defeasance and will be subject to Federal income tax in the same manner as if the defeasance had not occurred; and

     - in the case of Subordinated Debt Securities, no default in the payment of principal of any Senior Indebtedness will have occurred or be continuing and no other event of default with respect to any Senior Indebtedness will have occurred and be continuing, permitting, after notice or lapse of time or both, the acceleration thereof.

     We may exercise our defeasance option with respect to the Debt Securities notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the Debt Securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, payment of the Debt Securities may not be accelerated by reference to the covenants noted under clause (b) under the caption "Defeasance and Covenant Defeasance" above. In the event we fail to comply with our remaining obligations with respect to the Debt Securities under the applicable Indenture after exercising our covenant defeasance option and the Debt Securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from the event of default. However, we will remain liable for these payments. (Article Thirteen and Article Fourteen of the Senior Indenture and the Subordinated Indenture, respectively.)

MODIFICATION AND WAIVER

     We and the Trustee under the applicable Indenture may make modifications and amendments to the Indentures with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding Debt Securities of each series issued under the Indenture and affected by the modification or amendments. However, no modification or amendment may, without the consent of each holder of Debt Securities affected by the modification or amendment:

     - change the stated maturity of any Debt Security;

     - reduce the principal amount of, or the premium, if any, or, except as otherwise provided in the applicable prospectus supplement, interest on, any Debt Security, including in the case of an original issue discount Debt Security the amount payable upon acceleration of the maturity of the Debt Security;

     - change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security;

     - impair the right to institute suit for the enforcement of any payment on any Debt Security on or at the stated maturity, or in the case of redemption, on or after the redemption date;

     - in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the holders of the Subordinated Debt Securities; or

     - reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of certain defaults or, in the case of the Senior Indenture, for waiver of compliance with certain provisions of the Indenture. (Section 902)

     The holders of at least 66 2/3% in aggregate principal amount of the outstanding Senior Debt Securities of any series may, on behalf of all holders of that series, waive our compliance with certain restrictive provisions of the applicable Indenture. (Section 1009) The holders of a majority in aggregate principal amount of the Senior Debt Securities or the Subordinated Debt Securities may, on behalf of all holders of the Senior Debt Securities or the Subordinated Debt Securities, respectively, waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under each Indenture, we may consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person without the consent of the holders of any of the outstanding Debt Securities provided that:

     - any successor or purchaser is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and will expressly assume our obligations on the Debt Securities under a supplemental Indenture;

     - immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing;

     - if our properties or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the Indenture, we or the successor person takes the necessary steps to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby; and

     - we have delivered to the Trustee under the applicable Indenture an officers' certificate and an opinion of counsel stating compliance with these provisions. (Section 801)

GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depositary or its nominee identified in the applicable prospectus supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by the Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for the Global Security to a nominee for the Depositary and except in the circumstances described in the applicable prospectus supplement. (Sections 204 and 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a

Global Security will be described in the applicable prospectus supplement.

CONCERNING THE TRUSTEES

     Bankers Trust Company and The Bank of New York are Trustees under the Senior Indenture and the Subordinated Indenture, respectively. In the normal course of business, we and our subsidiaries conduct banking transactions with the Trustees, and the Trustees conduct banking transactions with us and our subsidiaries. Bankers Trust Company and The Bank of New York each serve as trustee for several of the trusts established in connection with certain of the Bank's asset securitizations.

                         DESCRIPTION OF PREFERRED STOCK

     The following summary contains a description of the general terms of the preferred stock, par value $.01 per share, the "Preferred Stock," to which any prospectus supplement may relate. Certain terms of any series of the Preferred Stock offered by any prospectus supplement will be described in the prospectus supplement for that series of the Preferred Stock. If so indicated in the prospectus supplement, the terms of any such series, including any Depositary Shares, as defined below, issued in conjunction with Preferred Stock, may differ from the terms described below. Certain provisions of the Preferred Stock described below and in any prospectus supplement are not complete. You should refer to our Articles of Incorporation and the articles supplementary to our Articles of Incorporation which will be filed with the Commission in connection with the offering of the series of Preferred Stock.

GENERAL

     Our Articles of Incorporation authorize our Board of Directors or a committee of our Board of Directors to provide for the issuance of Preferred Stock in one or more series, without stockholder action. The Board of Directors can determine the rights, preferences and limitations of each series. Under the Articles of Incorporation, 20,000,000 shares are classified as Preferred Stock. Our Board of Directors has authority to reclassify authorized but unissued shares of any stock as Preferred Stock or other stock having preferred dividend and voting rights and other characteristics determined by our Board of Directors. Prior to the issuance of each series of Preferred Stock, our Board of Directors will adopt resolutions creating and designating the series as a series of Preferred Stock. As of June 30, 2000, the Company had outstanding 4,547,882 shares of 7 1/2% Cumulative Preferred Stock, Series A, and 4,026,000 shares of Adjustable Rate Cumulative Preferred Stock, Series B.

     The Preferred Stock has the terms described below, unless otherwise provided in the prospectus supplement relating to a particular series of the Preferred Stock. You should read the prospectus supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including:

     - the designation of the Preferred Stock and the number of shares offered;

     - the amount of liquidation preference per share;

     - the price at which the Preferred Stock will be issued;

     - the dividend rate, or method of calculation, the dates on which dividends will be payable, whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to cumulate;

     - any redemption or sinking fund provisions of the Preferred Stock;

     - whether we have elected to offer Depositary Shares, as defined below; and

     - any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the Preferred Stock.

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

     The Preferred Stock will, when issued, be fully paid and nonassessable and have no preemptive rights. Unless otherwise specified in the prospectus supplement, each series of the Preferred Stock will rank equally as to dividends and liquidation rights in all respects with each other series of the Preferred Stock.

RANK

     Any series of the Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank:

     - senior to all classes of Common Stock and to all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the Preferred Stock, collectively referred to as the "Junior Securities;"

     - equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the Preferred Stock, collectively referred to as the "Parity Securities;" and

     - junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the Preferred Stock.

DIVIDEND RIGHTS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates described in the prospectus supplement. The rate may be fixed or variable or both. Each dividend will be payable to the holders of record as they appear on our stock record books or, if applicable, the records of the Depositary referred to below under "Depositary Shares," on record dates determined by the Board of Directors. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the prospectus supplement. Our ability to pay dividends on our Preferred Stock is subject to policies established by the Federal Reserve Board. See "Regulatory
Matters -- Dividend Restrictions."

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities unless dividends have been paid or set apart for payment on the Preferred Stock. If full dividends are not paid, the Preferred Stock will share dividends pro rata with the Parity Securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any Junior Securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the Preferred Stock.

     Each series of Preferred Stock will be entitled to dividends as described in the prospectus supplement, which may be based upon one or more methods of determination. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination.

VOTING RIGHTS

     Except as indicated in the prospectus supplement, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to any voting rights.

     Under regulations adopted by the Federal Reserve Board if the holders of any series of Preferred Stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a "class of voting securities." In such case, a holder of 25% or more of the series, or a holder of 5% or more if that holder exercises a "controlling influence" over the Company, may then be subject to regulation as a bank holding company in accordance with the BHCA. In addition, at such time as the series is deemed a class of voting securities, (A) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of that series and (B) any person other than a bank holding

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company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

RIGHTS UPON LIQUIDATION

     In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of Preferred Stock will be entitled to receive, before any distribution of assets is made to holders of Junior Securities, including common stock, liquidating distributions in the amount described in the prospectus supplement relating to each series of the Preferred Stock, plus an amount equal to accrued and unpaid dividends and, if the series of the Preferred Stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the Preferred Stock of any series and any other Parity Securities are not paid in full, the holders of the Preferred Stock of the applicable series and the Parity Securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of Preferred Stock and the Parity Securities are paid in full, they will have no right or claim to any of our remaining assets.

     Because we are a bank holding company, our rights, the rights of our creditors and of our stockholders, including the holders of the shares of the Preferred Stock offered by this prospectus, to participate in the assets of any subsidiary, upon the subsidiary's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

REDEMPTION

     A series of the Preferred Stock may be redeemable, in whole or in part, at our option or the option of the holder. In addition, a series of Preferred Stock may be subject to mandatory redemption under a sinking fund. The redemption provisions that may apply to a series of Preferred Stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

     In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

     On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

     Under current regulations, bank holding companies may exercise an option to redeem shares of preferred stock included as Tier 1 capital, or exchange the preferred stock for debt securities, without the prior approval of the Federal Reserve Board, if the bank holding company will remain well-capitalized, received a composite rating of 1 or 2 on its most recent BOPEC inspection and is not the subject of any unresolved supervisory issues. BOPEC refers to the rating system used by the Federal Reserve Board to rate the financial condition of bank holding companies.

CONVERSION

     The prospectus supplement will state the terms, if any, on which shares of a series of Preferred Stock are convertible into other securities of ours.

DEPOSITARY SHARES

     GENERAL. We may, at our option, elect to offer fractional shares of Preferred Stock, "Depositary Shares," rather than full shares of Preferred Stock. If we do, we will issue to the public receipts, "Depositary Receipts," for Depositary Shares, each of which will represent a fraction, to be described in the prospectus supplement, of a share of a particular series of Preferred Stock.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement, the "Deposit Agreement," between us and the depositary named in the prospectus supplement, the "Depositary." Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in shares of Preferred Stock represented by the Depositary Share, to all the rights and preferences of the Preferred Stock represented by the Depositary Shares. Those rights include dividend, voting, redemption, subscription and liquidation rights.

     The following summary of certain provisions of the Deposit Agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Deposit Agreement. Whenever particular sections of the Deposit Agreement are referred to, it is intended that the sections shall be incorporated by reference in this prospectus. You should read copies of the forms of Deposit Agreement and Depositary Receipt filed as an exhibit to the Registration Statement.

     DIVIDENDS AND OTHER DISTRIBUTIONS. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to that Preferred Stock in proportion to the number of Depositary Shares owned by those holders. (Section 4.01)

     If there is a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Depositary determines that it is not feasible to make the distribution. If this occurs, the Depositary may sell the property and distribute the net proceeds for the sale to the applicable holders. (Section 4.02)

     REDEMPTION OF DEPOSITARY SHARES. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of that series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the Preferred Stock. Whenever we redeem shares of Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as determined by the Depositary. (Section 2.08)

     VOTING THE PREFERRED STOCK. Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the Depositary Shares relating to the Preferred Stock. Each record holder of those Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by that holder's Depositary Shares. The Depositary will try, as much as practicable, to vote the amount of the Preferred Stock represented by those Depositary Shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will not vote shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing the Preferred Stock. (Section 4.05)

     AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended at any time by agreement between us and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless the amendment has been approved by the holders of at least a majority of the Depositary Shares outstanding at that time. (Section 6.01) The Deposit Agreement will terminate only if (A) all outstanding Depositary Shares have been redeemed or (B) there has been a final distribution in respect of the Preferred Stock in connection with our liquidation, dissolution or winding-up and the Preferred Stock has been distributed to the holders of Depositary Receipts. (Section 6.02)

     CHARGES OF DEPOSITARY. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and issuance of Depositary Receipts, all withdrawals of shares of Preferred Stock by owners of Depositary Shares and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and any other charges as are expressly provided in the Deposit Agreement to be for their accounts. (Section 5.07)

     RESIGNATION AND REMOVAL OF DEPOSITARY. The Depositary may resign at any time by delivering notice to us of its election to do so. We may at any time remove the Depositary. Any resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of such appointment. The successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. (Section 5.04)

     MISCELLANEOUS. The Depositary will forward all reports and communications from us that we deliver to the Depositary and which we are required or otherwise determine to furnish to the holders of the Preferred Stock. (Section 4.07)

     Neither we nor the Depositary will be liable under the Deposit Agreement to holders of Depositary Receipts other than for our negligence, willful misconduct or bad faith. Neither we nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. We and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine. (Section 5.03)

                          DESCRIPTION OF COMMON STOCK

     The following summary is not complete and you should refer to the applicable provisions of the Maryland General Corporation Law and the Articles of Incorporation and by-laws of the Company. See "Where You Can Find More Information."

     We are authorized to issue up to 1,500,000,000 shares of common stock, par value $.01 per share, the "Common Stock." At June 30, 2000, we had issued and outstanding 801,781,250 shares of Common Stock. In August 2000, we issued 50,000,000 shares of Common Stock.

     Holders of our Common Stock are entitled to receive, pro rata, dividends declared by the Board of Directors out of funds legally available for their payment. Our ability to pay dividends to our stockholders may be limited by federal law. See "Regulatory Matters." In the event of our liquidation, dissolution or winding-up, holders of Common Stock are entitled to share proportionately in the assets available for distribution to stockholders.

     Each share of Common Stock is entitled to one vote on each matter submitted to a vote of stockholders. Holders of shares of Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors. The Common Stock has no conversion rights and is not redeemable. All outstanding shares of Common Stock are, and the shares sold in the offerings will be when issued, fully paid and nonassessable. Our stockholders have no preemptive rights to subscribe for additional shares of our stock or other securities of ours except as may be granted by the Board of Directors.

                       DESCRIPTION OF SECURITIES WARRANTS

     We may issue securities warrants, the "Securities Warrants," to purchase Debt Securities, Preferred Stock, Depositary Shares or Common Stock, collectively, the "Securities." Securities Warrants may be issued independently or together with Debt Securities, Preferred Stock, Depositary Shares or Common Stock and may be attached to or separate from any offered securities. Each series of Securities Warrants will be issued under a separate warrant agreement, each a "Warrant Agreement," to be entered into between us and a warrant agent, the "Warrant Agent." The Warrant Agent will act solely as our agent in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of Securities Warrants. Below is a description of certain general terms and provisions of the Securities Warrants that we may offer. Further terms of the Securities Warrants and the applicable Warrant Agreement will be described in the prospectus supplement.

     The prospectus supplement will specify the particular terms of the Securities Warrants being offered. These terms may include:

     - the title of the Securities Warrants;

     - the aggregate number of the Securities Warrants;

     - the price or prices at which the Securities Warrants will be issued;

     - the designation, aggregate principal amount and terms of the securities purchasable upon exercise of the Securities Warrants;

     - the designation and terms of the Securities with which the Securities Warrants are issued and the number of the Securities Warrants issued with each such security;

     - if applicable, the date on and after which the Securities Warrants and the related securities will be separately transferable;

     - the price at which the securities purchasable upon exercise of the Securities Warrants may be purchased;

     - the date on which the right to exercise the Securities Warrants will commence and the date on which the right will expire;

     - the minimum or maximum amount of the Securities Warrants which may be exercised at any one time;

     - information with respect to book-entry procedures, if any;

     - a discussion of certain Federal income tax considerations; and

     - any other terms of the Securities Warrants, including terms, procedures and limitations relating to the exchange and exercise of the Securities Warrants.

                        DESCRIPTION OF CURRENCY WARRANTS

     We may issue currency warrants, the "Currency Warrants," from time to time. We have described below certain general terms and provisions of the Currency Warrants that we may offer. We will describe the particular terms of the Currency Warrants and the extent, if any, to which general provisions described below do not apply to the Currency Warrants offered in the prospectus supplement. The following summary is not complete. You should refer to the Currency Warrants and the currency warrant agreement relating to the specific Currency Warrants being offered for the complete terms of those Currency Warrants. We will file the form of Currency Warrants and currency warrant agreement with the SEC promptly after the offering of the specific Currency Warrants.

     We will issue each issue of Currency Warrants under a currency warrant agreement, the "Currency Warrant Agreement," to be entered into between us and a bank or trust company, as warrant agent, the "Currency Warrant Agent." The Currency Warrant Agent will act solely as our agent under the applicable Currency Warrant Agreement and will not assume any obligation to, or relationship of agency or trust for or with, any holders of Currency Warrants.

     We may issue Currency Warrants either in the form of:

     - currency put warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or composite currency, the "designated currency," for a specified amount of U.S. dollars; or

     - currency call warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to purchase a specified amount of a designated currency for a specified amount of U.S. dollars.

     As a prospective purchaser of Currency Warrants, you should be aware of special United States Federal income tax considerations applicable to instruments such as the Currency Warrants. The prospectus supplement relating to each issue of Currency Warrants will describe those tax considerations.

     Unless otherwise specified in the applicable prospectus supplement, we will issue the Currency Warrants in the form of global currency warrant certificates, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing Currency Warrants. A holder's ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the holder's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of that brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling holder's brokerage firm.

     Each issue of Currency Warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of that issue of Currency Warrants. In the event that the Currency Warrants are delisted from, or permanently suspended from trading on, the applicable national securities exchange, the expiration date for those Currency Warrants will be the date the delisting or trading suspension becomes effective, and Currency Warrants not previously exercised will be deemed automatically exercised on that expiration date. The applicable Currency Warrant Agreement will contain a covenant from us that we will not seek to delist the Currency Warrants or suspend their trading on the applicable national securities exchange unless we have concurrently arranged for listing on another national securities exchange.

     Currency Warrants involve a high degree of risk, including risks arising from fluctuations in the price of the underlying currency, foreign exchange risks and the risk that the Currency Warrants will expire worthless. Further, the cash settlement value of Currency Warrants at any time prior to exercise or expiration may be less than the trading value of the Currency Warrants. The trading value of the Currency Warrants will fluctuate because that value is dependent, at any time, on a number of factors, including the time remaining to exercise the Currency Warrants, the relationship between the exercise price of the Currency Warrants and the price of the designated currency, and the exchange rate associated with the designated currency. Because Currency Warrants are unsecured obligations of the Company, changes in our perceived creditworthiness may also be expected to affect the trading prices of Currency Warrants. Finally, the amount of actual cash settlement of a Currency Warrant may vary as a result of fluctuations in the price of the designated currency between the time you give instructions to exercise the Currency Warrant and the time the exercise is actually effected.

     As a prospective purchaser of Currency Warrants you should be prepared to sustain a loss of some or all of the purchase price of your Currency Warrants. You should also be experienced with respect to options and option transactions and should reach an investment decision only after careful consideration with your advisers of the suitability of the Currency Warrants in light of your particular financial circumstances. You should also consider the information set forth under "Risk Factors" in the prospectus supplement relating to the particular issue of Currency Warrants and to the other information regarding the Currency Warrants and the designated currency set forth in the prospectus supplement.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, "Stock Purchase Contracts," representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of stock purchase units, "Stock Purchase Units," consisting of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa. These payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, the "Prepaid Securities," upon release to a holder of any collateral securing each holder's obligation under the original Stock Purchase Contract.

     The prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units, and, if applicable, Prepaid Securities.

             DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

GENERAL

     We may issue Junior Subordinated Debt Securities from time to time in one or more series under an indenture, the "Junior Subordinated Indenture," to be entered into between us and The Bank of New York, as trustee, the "Junior Subordinated Trustee." There is no limit on the aggregate principal amount of Junior Subordinated Debt Securities we may issue and we may issue the Junior Subordinated Debt Securities from time to time in one or more series under a supplemental indenture, or a resolution of our Board of Directors or a special committee of our Board of Directors.

     In the event we issue Junior Subordinated Debt Securities to a trust or a trustee of such trust in connection with the issuance of Trust Preferred Securities by such trust, we may subsequently distribute such Junior Subordinated Debt Securities pro rata to holders of such Trust Preferred Securities in connection with the dissolution and liquidation of such trust upon the occurrence of certain events described in the prospectus supplement relating to such Trust Preferred Securities. We will issue only one series of Junior Subordinated Debt Securities to a trust or a trustee of such trust in connection with the issuance of Trust Preferred Securities by such trust.

     The following summary of certain provisions of the Junior Subordinated Indenture is not complete. You should refer to the Junior Subordinated Indenture, which is filed as an exhibit to the Registration Statement.

TERMS

     The prospectus supplement relating to the particular series of Junior Subordinated Debt Securities being offered will specify the particular terms of those Junior Subordinated Debt Securities. These terms may include:

     - the title of the Junior Subordinated Debt Securities of the series;

     - the limit, if any, upon the aggregate principal amount of the Junior Subordinated Debt Securities of the series which may be issued;

     - the maturity or the method of determining the maturity;

     - the rate or rates, if any, at which the Junior Subordinated Debt Securities of the series will bear interest, if any;

     - the interest payment dates, our right, if any, to defer or extend an interest payment date, and the record dates for the interest payable on any interest payment date or the method by which any of the foregoing will be determined;

     - the place or places where the principal of and premium, if any, and interest on the Junior Subordinated Debt Securities of the series will be payable, the place or places where the Junior Subordinated Debt Securities of the series may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon us regarding the Junior Subordinated Debt Securities of the series may be made;

     - the period or periods within which, or the date or dates on which, if any, the price or prices at which and the terms and conditions upon which the Junior Subordinated Debt Securities of the series may be redeemed, in whole or in part, at our option or your option;

     - the obligation or right, if any, of the Company or a holder to redeem, repay or purchase the Junior Subordinated Debt Securities of the series, and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which Junior Subordinated Debt Securities of the series will be redeemed, repaid or purchased, in whole or in part, under that obligation;

     - the denominations in which any Junior Subordinated Debt Securities of the series will be issuable;

     - if other than in U.S. dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the Junior Subordinated Debt Securities of the series will be payable, or in which the Junior Subordinated Debt Securities of the series will be denominated;

     - the additions, modifications or deletions, if any, in the events of default under the Junior Subordinated Indenture or our covenants specified in the Junior

       Subordinated Indenture regarding the Junior Subordinated Debt Securities of the series;

     - any index or indices used to determine the amount of payments of principal of and premium, if any, on the Junior Subordinated Debt Securities of the series or the manner in which the amounts will be determined;

     - whether any Junior Subordinated Debt Securities of the series will be issuable in whole or in part in the form of one or more global securities and, in such case, the depositary for the global securities;

     - the appointment of any paying agent or agents for the Junior Subordinated Debt Securities of the series;

     - the terms and conditions of any obligation or right of us or a holder to convert or exchange Junior Subordinated Debt Securities of the series into Trust Preferred Securities;

     - the terms of subordination of the Junior Subordinated Debt Securities;
       and

     - any other terms of the Junior Subordinated Debt Securities of the series (which terms will not be inconsistent with the provisions of the Junior Subordinated Indenture).

SUBORDINATION

     The Junior Subordinated Debt Securities will be unsecured, subordinated and junior in right of payment to certain other indebtedness of ours to the extent set forth in the Junior Subordinated Indenture and the applicable prospectus supplement.

CERTAIN COVENANTS OF MBNA CORPORATION

     We will covenant that, in the event we issue Junior Subordinated Debt Securities to a trust, so long as any Trust Preferred Securities issued by such trust remain outstanding, if

     - there is an event of default (as defined below) under the Junior Subordinated Indenture;

     - we are in default regarding our payment of any obligations under our guarantee regarding the trust; or

     - we will have given notice of our election to defer interest payments with respect to the Junior Subordinated Debt Securities, or such deferral period or any extension of it will be continuing;

then we will not, and will not permit any of our subsidiaries to:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock;

     - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equal with or junior in interest to the Junior Subordinated Debt Securities; or

     - make any guarantee payments regarding any guarantee by us of the debt securities of any of our subsidiaries if such guarantee ranks equal with or junior in interest to the Junior Subordinated Debt Securities.

     However, at any time, we may do the following:

     - pay dividends or distributions in our capital stock;

     - make payments under the applicable guarantee made by us in respect of the Trust Preferred Securities of the applicable trust;

     - make any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the redemption or repurchase of any such rights under the plan; and

     - purchase common stock related to the issuance of common stock or rights under any of our benefit plans related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan, or related to the issuance of common stock as consideration in an acquisition that was entered into prior to any deferral period.

     If we issue Junior Subordinated Debt Securities to a trust or a trustee of such trust in connection with the issuance of Trust Preferred Securities of such trust, for so long as such Trust Preferred Securities remain outstanding, we will covenant:

     - to directly or indirectly maintain 100% ownership of the trust common securities of such trust; provided, however, that any of our permitted successors under the Junior Subordinated Indenture may succeed to our ownership of such trust common securities;

     - not to cause the termination, liquidation or winding-up of such trust, except in connection with a distribution of the Junior Subordinated Debt Securities as provided in the trust agreement of such trust and in connection with certain mergers, consolidations or amalgamations; and

     - to use our reasonable efforts to cause such trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States income tax purposes.

OPTION TO DEFER INTEREST PAYMENTS

     If provided in the applicable prospectus supplement, we will have the right to defer interest payments on the Junior Subordinated Debt Securities from time to time during the term of any series of Junior Subordinated Debt Securities for up to such number of consecutive interest payment periods as specified in the applicable prospectus supplement, but the deferral of interest payments cannot extend beyond the maturity date of the series of Junior Subordinated Debt Securities.

MODIFICATION OF INDENTURE

     We and the Junior Subordinated Trustee with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debt Securities of each series which are affected by the modification, may modify the Junior Subordinated Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Junior Subordinated Debt Securities. However, no modification may, without the consent of the holder of each outstanding Junior Subordinated Debt Security affected:

     - change the fixed maturity of any Junior Subordinated Debt Securities of any series;

     - reduce the principal amount;

     - reduce the rate or extend the time of payment of interest; or

     - reduce the percentage of Junior Subordinated Debt Securities, the holders of which are required to consent to any such modification of the Junior Subordinated Indenture.

     If Junior Subordinated Debt Securities are held by a trust, as long as the related Trust Preferred Securities are outstanding, without the consent of holders of not less than a majority in aggregate liquidation amount of all such Trust Preferred Securities affected:

     - no modification can be made that adversely affects holders of such Trust Preferred Securities in any material respect;

     - no termination of the Junior Subordinated Indenture can occur; and

     - no waiver of any event of default or compliance with any covenant under the Junior Subordinated Indenture will be effective.

Additionally, if a consent under the Junior Subordinated Indenture requires the consent of each holder of the Junior Subordinated Debt Securities, the property trustee of the trust cannot consent without the prior consent of each holder of the related Trust Preferred Securities.

     We and the Junior Subordinated Trustee may, without the consent of any holder of Junior Subordinated Debt Securities, amend, waive or supplement the Junior Subordinated Indenture for certain other specified purposes including curing ambiguities, defects or inconsistencies, provided such actions do not materially and adversely affect the interests of the holders of any Junior Subordinated Debt Securities.

EVENTS OF DEFAULT

     The Junior Subordinated Indenture provides that any one or more of the following events with respect to the Junior Subordinated Debt Securities that has occurred and is continuing constitutes an event of default:

     - our failure to pay any interest on the Junior Subordinated Debt Securities for 30 days after the due date, except where we have properly deferred the interest payment;

     - our failure to pay any principal or premium, if any, on the Junior Subordinated Debt Securities when due whether at maturity, upon redemption or otherwise;

     - our failure to observe or perform in any material respect certain other covenants or agreements contained in the Junior Subordinated Indenture for 90 days after written notice to us from the Junior Subordinated Trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding Junior Subordinated Debt Securities; or

     - our bankruptcy, insolvency or reorganization.

     The holders of a majority of the aggregate outstanding principal amount of the Junior Subordinated Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Junior Subordinated Trustee. The Junior Subordinated Trustee, or the holders of at least 25% in aggregate outstanding principal amount of the Junior Subordinated Debt Securities, may declare the principal due and payable immediately upon an event of default under the Junior Subordinated Indenture. If the Junior Subordinated Trustee or such holders fail to make such declaration, the holders of at least 25% aggregate liquidation amount of the related Trust Preferred Securities shall have the right to do so. The holders of a majority in principal amount of Junior Subordinated Debt Securities can annul such declaration. If the holders of the Junior Subordinated Debt Securities fail to annul such declaration, the holders of a majority in aggregate liquidation amount of the related Trust Preferred Securities shall have the right to do so.

     Holders of a majority in principal amount of Junior Subordinated Debt Securities may, on behalf of all holders, waive any default except a default in the payment of principal or interest or a default of a covenant or provision which under the Junior Subordinated Indenture cannot be modified without the consent of each holder. If the holders of the Junior Subordinated Debt Securities fail to waive such default, the holders of a majority in aggregate liquidation amount of the related Trust Preferred Securities shall have such right.

     We must file annually with the Junior Subordinated Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the Junior Subordinated Indenture.

     If an event of default under the Junior Subordinated Indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the Junior Subordinated Debt Securities, and any other amounts payable under the Junior Subordinated Indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debt Securities.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     If an event of default occurs under the Junior Subordinated Indenture and that event is attributable to our failure to pay interest, premium, if any, or principal on the Junior Subordinated Debt Securities on the applicable due date, then if the Junior Subordinated Debt Securities are held by a trust, a holder of the related Trust Preferred Securities may institute a legal proceeding directly against us for enforcement of payment on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of that holder.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     We will not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity unless:

     - the successor entity is organized under the laws of the United States or any state or the District of Columbia,

     - the successor entity expressly assumes our obligations under the Junior Subordinated Debt Securities,

     - immediately afterwards no event of default under the Junior Subordinated Indenture has occurred and is continuing, and

     - such transaction is permitted under the related trust agreement and guarantee and does not give rise to any breach or violation of the related trust agreement or guarantee.

     Holders of Junior Subordinated Debt Securities do not have any protection in the event of a highly leveraged transaction involving us.

SATISFACTION AND DISCHARGE

     The Junior Subordinated Indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the Junior Subordinated Indenture when all Junior Subordinated Debt Securities not previously delivered to the Junior Subordinated Trustee for cancellation:

     - have become due and payable, or

     - will become due and payable at their stated maturity within one year, and we deposit or cause to be deposited with the Junior Subordinated Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debt Securities not previously delivered to the Junior Subordinated Trustee for cancellation, for the principal, and premium, if any, and interest due to the date of the deposit or to the stated maturity, as the case may be.

     We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

INFORMATION CONCERNING THE JUNIOR SUBORDINATED TRUSTEE

     The Junior Subordinated Trustee will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Junior Subordinated Trustee is under no obligation to exercise any of the powers vested in it by the Junior Subordinated Indenture at the request of any holder of Junior Subordinated Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Junior Subordinated Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Junior Subordinated Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

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

GOVERNING LAW

     The Junior Subordinated Indenture and the Junior Subordinated Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

GENERAL

     Each trust may issue only one series of Trust Preferred Securities, the terms of which will be described in the applicable prospectus supplement. The trust agreement for each trust will be qualified as an indenture under the Trust Indenture Act. The Trust Preferred Securities will have the terms, including distributions, redemption, voting, liquidation rights and other preferred, or special rights or restrictions as are described in the trust agreement or made part of the trust agreement by the Trust Indenture Act. These terms will mirror the terms of the Junior Subordinated Debt Securities held by the trust and described in the applicable prospectus supplement. You should read the prospectus supplement relating to the Trust Preferred Securities of the trust for specific terms, including:

     - the distinctive designation of the Trust Preferred Securities;

     - the number of Trust Preferred Securities issued by the trust;

     - the annual distribution rate (or method of determining that rate) for Trust Preferred Securities issued by the trust and the date or dates upon which distributions will be payable;

     - whether distributions on Trust Preferred Securities issued by the trust will be cumulative, and, in the case of Trust Preferred Securities that have cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Trust Preferred Securities issued by that trust will be cumulative;

     - the amount or amounts that will be paid out of the assets of the trust to the holders of Trust Preferred Securities of the trust upon voluntary or involuntary dissolution, winding-up or termination of the trust;

     - the obligation or right, if any, of the trust to purchase or redeem Trust Preferred Securities issued by the trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Trust Preferred Securities issued by the trust will be purchased or redeemed, in whole or in part, under that obligation or right;

     - the voting rights, if any, of Trust Preferred Securities issued by the trust in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of Trust Preferred Securities, or of Trust Preferred Securities issued by one or more trusts, or of both, as a condition to specified action or amendments to the trust agreement of that trust;

     - the terms and conditions, if any, upon which the Junior Subordinated Debt Securities may be distributed to holders of Trust Preferred Securities;

     - if applicable, any securities exchange upon which the Trust Preferred Securities will be listed; and

     - any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities issued by the trust not inconsistent with the trust agreement of the trust or with applicable law.

     We will guarantee all Trust Preferred Securities offered by this prospectus to the

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

extent set forth under "Description of the Trust Preferred Securities
Guarantees."

     You should review carefully any prospectus supplement relating to the Trust Preferred Securities for a description of certain United States federal income tax considerations applicable to that offering of the Trust Preferred Securities.

EVENTS OF DEFAULT

     Any one of the following events constitutes an event of default under each trust agreement with respect to the Trust Preferred Securities:

     - the occurrence of an event of default under the Junior Subordinated Indenture;

     - a default by the property trustee in the payment of any distribution when it becomes due and payable, and the continuation of the default for a period of 30 days;

     - a default by the property trustee in the payment of any redemption price of any of the Trust Preferred Securities when it becomes due and payable;

     - a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the applicable trust agreement (other than those defaults covered in the previous two points), and continuation of the default or breach for a period of 90 days after there has been given, by registered or certified mail, to the defaulting trustee by the holders of at least 25% in aggregate liquidation amount of the outstanding Trust Preferred Securities of the applicable trust, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the applicable trust agreement; or

     - the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 90 days of such events.

     Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the applicable trust's Trust Preferred Securities, the administrative trustees and to us, as depositor, unless the event of default has been cured or waived. We, as depositor, and the administrative trustee are required to file annually with the property trustee for each trust, a certificate stating as to whether or not we are in compliance with all conditions and covenants under the applicable trust agreement.

     The existence of an event of default does not entitle the holders of the Trust Preferred Securities to accelerate the maturity of those securities.

COMMON SECURITIES

     In connection with the issuance of Trust Preferred Securities, each trust will issue one series of common securities. The trust agreement of each trust authorizes the administrative trustees of that trust to issue one series of common securities that have the terms including distributions, redemption, voting, liquidation rights or other restrictions, that are described in the trust agreement. The terms of the common securities issued by a trust will be substantially identical to the terms of the Trust Preferred Securities issued by that trust and the common securities will rank equally, and payments will be made on them proportionately, with the Trust Preferred Securities except that, upon an event of default under the trust agreement, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the common securities will also carry the right to vote to appoint, remove or replace any of the trustees of a trust. We will

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

own, directly or indirectly, all of the common securities of each trust.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only such duties as are specifically set forth in each trust agreement and, after such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable trust agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, and the matter is not one on which holders of Trust Preferred Securities are entitled under such trust agreement to vote, then the property trustee will take such action as is directed by us and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the Trust Preferred Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

            DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

     Set forth below is a summary of information concerning the Trust Preferred Securities guarantees which we will execute and deliver for the benefit of the holders of Trust Preferred Securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as guarantee trustee under each guarantee for purposes of compliance with the Trust Indenture Act. The terms of each guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act.

     Because the following is only a summary of the guarantee and is not complete, it does not contain all of the information that you may find useful. For more information, you should refer to the applicable prospectus supplement, the Trust Indenture Act and the form of guarantee, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part. Each guarantee will be held by the guarantee trustee for the benefit of the holders of the Trust Preferred Securities of the applicable trust.

GENERAL

     Under each guarantee, we will irrevocably agree to pay in full on a subordinated basis, to the holders of the Trust Preferred Securities issued by a trust, the guarantee payments described below, except to the extent paid by that trust, as and when due, regardless of any defense, right of set-off or counterclaim which that trust may have or assert. The following payments with respect to Trust Preferred Securities issued by a trust to the extent not paid by the trust are called guarantee payments, and will be subject to the guarantee (without duplication):

     - any accumulated and unpaid distributions that must be paid on the Trust Preferred Securities, to the extent the trust has funds available;

     - the redemption price, including all accumulated and unpaid distributions, to the extent the trust has funds available, with respect to any Trust Preferred Securities called for redemption by that trust; and

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

     - upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust (other than in connection with the distribution of Junior Subordinated Debt Securities to the holders of Trust Preferred Securities), the lesser of:

          -- the aggregate of the liquidation amount and any accrued and unpaid distributions on the Trust Preferred Securities to the date of payment; and

          -- the amount of assets of the trust that remain available for distribution to holders of the Trust Preferred Securities in liquidation of the trust after satisfaction of liabilities to creditors of such trust as required by applicable law.

     Our obligation to make a guarantee payment may be satisfied by directly paying the holders of Trust Preferred Securities or by causing the applicable trust to pay the holders.

     Each guarantee will not apply to any payment of distributions except to the extent the trust has funds available. If we do not make interest payments on the Junior Subordinated Debt Securities purchased by a trust, the trust will not be able to pay distributions on the Trust Preferred Securities issued by it.

     The guarantee, when taken together with our obligations under the Junior Subordinated Debt Securities, the Junior Subordinated Indenture and the trust agreement, including its obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the trust's securities), will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the Trust Preferred Securities.

     We will also agree separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees, except that upon an event of default under the Junior Subordinated Indenture, holders of Trust Preferred Securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

STATUS OF THE TRUST PREFERRED SECURITIES GUARANTEES

     The guarantees will constitute unsecured obligations of ours and will rank subordinate and junior in right of payment to all our other liabilities to the same extent as the Junior Subordinated Debt Securities. The guarantees will rank equally with all other guarantees issued by us with respect to any Trust Preferred Securities.

     The guarantees will constitute a guarantee of payment and not of collection. Accordingly, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

     The guarantees will not place a limitation on the amount of additional senior indebtedness that we may incur.

MODIFICATION OF THE TRUST PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), each guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of the outstanding Trust Preferred Securities issued by the applicable trust. The manner of obtaining the approval of holders of Trust Preferred Securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the Trust Preferred Securities of the applicable trust then outstanding.

TERMINATION

     Each guarantee will terminate as to the Trust Preferred Securities issued by the applicable trust:

     - upon full payment of the redemption price of all Trust Preferred Securities of the trust,

     - upon distribution of the Junior Subordinated Debt Securities held by the trust to the holders of the Trust Preferred Securities, or

     - upon full payment of the amounts payable in accordance with the trust agreement of the trust upon liquidation of the trust.

     Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by the applicable trust must restore payment of any sums paid under the Trust Preferred Securities or the guarantee.

EVENTS OF DEFAULT

     An event of default under a guarantee will occur if we fail to make any of our payments or perform any of our other obligations under it.

     The holders of not less than a majority in liquidation amount of the Trust Preferred Securities relating to the guarantee may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trust in respect of the guarantee or to direct the exercise of any trust or power conferred on that trustee under those Trust Preferred Securities. Any holder of Trust Preferred Securities relating to that guarantee may institute a legal proceeding directly against us to enforce its rights under the guarantee, without first instituting a legal proceeding against the relevant trust, the guarantee trustee or any other person or entity.

     We are required, as guarantor, to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

INFORMATION CONCERNING THE TRUST PREFERRED SECURITIES GUARANTEE TRUSTEE

     The guarantee trustee, before the occurrence of a default under a Trust Preferred Securities guarantee, undertakes to perform only the duties that are specifically set forth in the guarantee and, after a default under a guarantee, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee at the request of any holder of Trust Preferred Securities to which the guarantee related unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by the guarantee trustee in exercising any of its powers.

GOVERNING LAW

     The guarantees will be governed by and construed in accordance with the laws of the State of New York.

                 RELATIONSHIP AMONG TRUST PREFERRED SECURITIES,
           THE JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

FULL AND UNCONDITIONAL GUARANTEE

     We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the Trust Preferred Securities, to the extent the trusts have funds available for the payment of these amounts. Taken together, our obligations under the Junior Subordinated Debt Securities, the Junior Subordinated Indenture, the related trust agreement and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each trust's obligations under the Trust Preferred Securities.

     If and to the extent that we do not make payments on the Junior Subordinated Debt Securities, the trusts will not pay distributions or other amounts due on the Trust Preferred Securities. The guarantees do not cover payment of distributions when the trusts do not have sufficient funds to pay the distributions. In this event, the remedy of a holder of Trust Preferred Securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to the extent set forth in the applicable prospectus supplement.

SUFFICIENCY OF PAYMENTS

     As long as we make payments of interest and other payments when due on the Junior Subordinated Debt Securities, these payments will be sufficient to cover distributions and other payments due on the Trust Preferred Securities, primarily because:

     - the aggregate principal amount of the Junior Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Preferred Securities and related common securities;

     - the interest rate and interest and other payment dates on the Junior Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities;

     - we will pay for any and all costs, expenses and liabilities of each trust, except the obligations of each trust to pay to holders of the Trust Preferred Securities the amounts due to the holders under the terms of the Trust Preferred Securities; and

     - each trust will not engage in any activity that is not consistent with the limited purposes of each trust.

ENFORCEMENT RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES

     A holder of any Trust Preferred Security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the related trust or any other person.

                              PLAN OF DISTRIBUTION

     We and/or one of our trusts may sell Securities to or through underwriters or dealers, directly to other purchasers or through agents. Each prospectus supplement will describe the method of distribution of the Securities that are being offered.

     The distribution of the Securities may take place from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

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

     In connection with the sale of Securities, underwriters may receive compensation from us or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any underwriter or agent will be identified, and any compensation received from us, will be described, in the prospectus supplement.

     If so indicated in the applicable prospectus supplement and subject to existing market conditions, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase offered Debt Securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include but are not limited to commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Debt Securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and the other agents will not have any responsibility in respect of the validity or performance of the contracts.

     Underwriters and agents who participate in the distribution of Securities may be entitled under agreements which may be entered into by us and/or one of our trusts to indemnification by us and/or one of our trusts against certain liabilities, including liabilities under the Securities Act.

     Except as indicated in the applicable prospectus supplement, the Securities are not expected to be listed on a securities exchange, except for the Common Stock, which is listed on the New York Stock Exchange, and any underwriters or dealers will not be obligated to make a market in the Securities. We cannot predict the activity or liquidity of any trading in the Securities.

                             VALIDITY OF SECURITIES

     The validity of the Securities (other than the Trust Preferred Securities) will be passed upon for us by John W. Scheflen, Executive Vice President, General Counsel and Secretary of the Company, and for any underwriters, dealers or agents by Simpson Thacher & Bartlett, New York, New York. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of the trusts by Richards, Layton & Finger, P.A., special Delaware counsel to the trusts. Simpson Thacher & Bartlett will rely on the opinion of Mr. Scheflen as to matters of Maryland law and the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. Mr. Scheflen will rely on the opinion of Simpson Thacher & Bartlett as to matters of New York law. Mr. Scheflen owns beneficially in excess of 700,000 shares of Common Stock, including options exercisable within sixty days under our stock incentive plans. Simpson Thacher & Bartlett and Richards, Layton & Finger, P.A. regularly performs legal services for us and our subsidiaries.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements which are incorporated by reference in our annual report on Form 10-K for the year ended December 31, 1999, as amended by Form 10-K/A-1 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                         INDEX OF TERMS FOR PROSPECTUS

                 Term                   Page
                 ----                   ----
Bank..................................    5
BHCA..................................    7
BIF...................................   10
Commission............................    4
Common Stock..........................   24
covenant defeasance...................   17
Currency Warrant Agent................   26
Currency Warrant Agreement............   26
Currency Warrants.....................   25
Debt Securities.......................   12
defeasance............................   17
Deposit Agreement.....................   23
Depositary............................   23
Depositary Receipts...................   22
Depositary Shares.....................   22
designated currency...................   26
DIFA..................................   10
Direct credit substitute..............   10
FDIC..................................    7
FDICIA................................    8
Federal Reserve Board.................    7
FICO..................................   10
indebtedness for money borrowed.......   15
Indentures............................   12
Junior Securities.....................   21
Junior Subordinated Debt Securities...    5
Junior Subordinated Indenture.........   27

                 Term                   Page
                 ----                   ----
Junior Subordinated Trustee...........   27
OCC...................................    7
Other Financial Obligations...........   15
Parity Securities.....................   21
Preferred Stock.......................   20
Prepaid Securities....................   27
Recourse..............................    9
Registration Statement................   12
residual interests....................   10
SAIF..................................   11
Securities............................   25
Securities Warrants...................   25
Senior Debt Securities................   12
Senior Indebtedness...................   14
Senior Indenture......................   12
Senior Trustee........................   12
Stock Purchase Contracts..............   27
Stock Purchase Units..................   27
Subordinated Debt Securities..........   12
Subordinated Indenture................   12
Subordinated Trustee..................   12
Trust Preferred Securities............    5
Trustees..............................   12
Warrant Agent.........................   25
Warrant Agreement.....................   25
well-capitalized......................    9

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--------------------------------------------------------------------------------

                                       PREFERRED SECURITIES

                                 MBNA CAPITAL D

                    % TRUST PREFERRED SECURITIES (TRUPS(R)), SERIES D
              LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY
                     FULLY AND UNCONDITIONALLY GUARANTEED,
                             AS DESCRIBED HEREIN BY

                                MBNA CORPORATION

                                  ------------

                             PROSPECTUS SUPPLEMENT

                                     , 2002

                                  ------------

                              SALOMON SMITH BARNEY
                              MERRILL LYNCH & CO.
                                 MORGAN STANLEY
                             PRUDENTIAL SECURITIES
                                  UBS WARBURG

                         BANC OF AMERICA SECURITIES LLC
                           CREDIT SUISSE FIRST BOSTON
                            DEUTSCHE BANK SECURITIES
                                    JPMORGAN
                                LEHMAN BROTHERS

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